   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1998.



                                                      REGISTRATION NO. 333-42599

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 1


                                       TO

                                    Form S-1
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                          HOMECOM COMMUNICATIONS, INC.
             (exact name of registrant as specified in its charter)


           DELAWARE                             7371                            58-2153309
 (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
       of incorporation)             Classification Code Number)            Identification No.)


                   BUILDING 14, SUITE 100, 3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                      ------------------------------------
                                 HARVEY W. SAX
                            CHIEF EXECUTIVE OFFICER
                          HOMECOM COMMUNICATIONS, INC.
                   BUILDING 14, SUITE 100, 3535 PIEDMONT ROAD
                             ATLANTA, GEORGIA 30305
                                 (404) 237-4646
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                           OBY T. BREWER III, ESQUIRE
                        MORRIS, MANNING & MARTIN, L.L.P.
                         1600 ATLANTA FINANCIAL CENTER
                           3343 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                 (404) 233-7000
                      ------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THIS REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


================================================================================

                                   PROSPECTUS

                          HOMECOM COMMUNICATIONS, INC.
                                (THE "COMPANY")

         UP TO 850,000 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION
                  OF AN AGGREGATE $1,700,000 OF THE COMPANY'S
                5% CONVERTIBLE DEBENTURES DUE SEPTEMBER 22, 2000

     This Prospectus relates to up to 850,000 shares (the "Conversion Shares") of the Company's Common Stock, $.0001 par value per share ("Common Stock") issuable upon conversion of an aggregate $1,700,000 principal amount of the Company's 5% Convertible Debentures due September 22, 2000 (the "Debentures") under the Securities Act of 1933, as amended (the "Securities Act"). The Debentures were issued and sold in November 1997 (the "Debenture Sale") in transactions exempt from the registration requirements of the Securities Act, to "accredited investors" (as defined in Rule 501(a) under Regulation D of the Securities Act) and/or in compliance with the provisions of Regulation S under the Securities Act. The Common Stock issuable upon conversion thereof may be offered and sold from time to time by the holders named herein or by their transferees, pledgees, donees or their successors (collectively, the "Selling Securityholders") pursuant to this Prospectus. The Registration Statement of which this Prospectus is a part has been filed with the Securities and Exchange Commission pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") between the Company and the Selling Securityholders, entered into in connection with the Debenture Sale.

     The Debentures are issued pursuant to the terms of a 5% Convertible Debenture Purchase Agreement dated effective as of September 19, 1997 (the "Debenture Agreement"). Principal and interest on the Debentures is payable on September 22, 2000. The Debentures are convertible at the option of the holders. The holders of the Debentures have agreed, however, that they may convert (i) not more than one-third of the aggregate value of the Debentures at any time on or after the sooner of the date on which this registration statement is declared effective (the "Registration Effective Date") or December 26, 1997; (ii) not more than an additional one-third of the aggregate value of the Debentures at any time on or after the sooner of the 30th day following the Registration Effective Date or January 25, 1998; and (iii) the final one-third of the aggregate value of the Debentures at any time on or after the sooner of the 60th day following the Registration Effective Date or February 24, 1998. As a result of these agreements, two-thirds of the aggregate value of the Debentures are convertible at the option of the holders immediately as of the date of this Prospectus and the balance of the Debentures will become convertible on February 24, 1998. The Debentures are convertible at a conversion price (the "Conversion Price") which is the lesser of (a) 75% of the average closing bid price of the Common Stock as represented by Nasdaq or on other securities exchanges or markets on which the Common Stock is listed for the three trading days ending on the day preceding notice of conversion, or (b) $4.00. The number of shares issuable upon conversion of the Debentures is equal to the aggregate principal balance of the Debentures divided by the Conversion Price. The Conversion Price is subject to adjustment under certain circumstances. See "Description of Securities-Convertible Debentures." On January 27, 1998, the closing bid price of the Common Stock, which is quoted on the Nasdaq SmallCap(TM) Market under the symbol "HCOM," was $3.59375 per share and the average closing bid price of the Common Stock for the three trading days ended January 27, 1998 was $3.7604 per share.

     The Selling Securityholders have informed the Company that the Conversion Shares may be offered from time to time in brokerage transactions (which may include block transactions) on any exchange or market on which such securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Conversion Shares directly or to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Conversion Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders will receive all of the net proceeds from the sale of the Conversion Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Conversion Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Conversion Shares. The Company will not receive any of the proceeds from the sale of the Conversion Shares by the Selling Securityholders.

              In December 1997, the Company issued 20,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase
                                                                 ---------------


                                                          continued on next page



        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 SUBJECT TO COMPLETION, DATED           , 1998
continued from previous page

---------------


price of $2,000,000. Net proceeds to the Company were approximately $1.8 million. Pursuant to Registration Rights Agreements with the Series A Preferred Holders (the "Preferred Registration Agreements"), the Company agreed to file on or before January 31, 1998 a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock Registration Statement"). The Series A Preferred Holders have agreed that they may convert (i) not more than one-half of the Series A Preferred Stock at any time on or after the 30th day following the Registration Effective Date; and (ii) the second one-half of the Series A Preferred Stock at any time on or after the 60th day following the Registration Effective Date. However, the Series A Preferred Holders also have agreed that they may not convert any of the Series A Preferred Stock until on or after the later of 30 days after the Registration Effective Date or February 27, 1998. The Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The conversion price for the Series A Preferred Stock (the "Series A Preferred Conversion Price") is the lesser of (i) 80% of the average closing bid price of the Company's Common Stock for the five trading days ending on the day the Company actually receives a conversion notice; or (ii) $14.50625. The Series A Preferred Conversion Price is subject to adjustment under certain circumstances. See "Description of Securities -- Series A Convertible Preferred Stock." On January 27, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market was $3.59375 per share and the average of the closing bid price of the Common Stock for the five trading days ending January 27, 1998 was $3.625 per share.



     In connection with the issuance and sale of the Series A Preferred Stock, the Company granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per share equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. These warrants to purchase an aggregate 125,000 shares of Common Stock (the "Series A Preferred Stock Warrants") will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. See "Description of Securities -- Warrants." The Series A Preferred Stock Registration Statement will cover (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (which would be 689,655 shares assuming that the Series A Preferred Holders had exercised their conversion privileges after the close of business on January 27, 1998, which would have resulted in a conversion price of $2.90 per share); (ii) 125,000 shares of Common Stock issuable upon the exercise of the Series A Preferred Stock Warrants; (iii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iv) 400,000 shares of Common Stock issuable upon the exercise of warrants granted in connection with the Debenture Sale. See "Description of Securities -- Warrants."



     The Selling Securityholders, and intermediaries through whom such securities are sold, may be deemed underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation.


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in connection with, (i) the Company's financial statements and notes thereto included elsewhere in this Prospectus; and (ii) the exhibits filed with the registration statement of which this Prospectus is a part including without limitation, the form of Debentures, Debenture Agreement and Registration Rights Agreement. Unless otherwise indicated, the information in this Prospectus does not give effect to the conversion of the Debentures.

THE COMPANY................  HomeCom Communications, Inc. ("HomeCom" or the
                             "Company"). HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in three areas: (i) customized software applications design, development and integration including, World Wide Web site development; (ii) Internet outsourcing services; and (iii) security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

THE OFFERING...............  Up to 850,000 shares of Common Stock (the
                             "Conversion Shares") are offered hereby by the Selling Securityholders. The Conversion Shares are issuable upon conversion of an aggregate $1,700,000 of the Company's 5% Convertible Debentures due September 22, 2000 (the "Debentures") issued by the Company to the Selling Securityholders. The Selling Securityholders will receive all of the net proceeds from the sale of the Conversion Shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Conversion Shares. The Company is responsible for payment of all other expenses incident to the offer and sale of the Conversion Shares. The Company will not receive any of the proceeds from the sale of the Conversion Shares by the Selling Securityholders.


CONVERSION.................  The Debentures are convertible at the option of the holders. The holders of the Debentures have agreed, however, that they may convert (i) not more than one-third of the aggregate value of the Debentures at any time on or after the sooner of the date on which this registration statement is declared effective (the "Registration Effective Date") or December 26, 1997; (ii) not more than an additional one-third of the aggregate value of the Debentures at any time on or after the sooner of the 30th day following the Registration Effective Date or January 25, 1998; and (iii) the final one-third of the aggregate value of the Debentures at any time on or after the sooner of the 60th day following the Registration Effective Date or February 24, 1998. As a result of these agreements, two-thirds of the aggregate value of the Debentures are convertible at the option of the holders immediately as of the date of this Prospectus and the balance of the Debentures will become convertible on February 24, 1998. The Company has received no firm commitment for the conversion of any of the Debentures. Consequently, there can be no assurance that the Debentures will be converted. Pursuant to a Registration Rights Agreement between the Company and the holders of the Debentures, the Company has agreed to register 850,000 shares of Common Stock. Following conversion in full or repayment of the Debentures, the Company intends to deregister any and all shares of Common Stock registered hereunder that are not issued to a Selling Securityholder upon conversion of the Debentures. See "Risk
                             Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Debentures and Series A Preferred Stock."


RISK FACTORS...............  An investment in the securities offered hereby involves a high degree of risk. See "Risk Factors."


NASDAQ SMALLCAP(TM)
  MARKET SYMBOL............  HCOM



RECENT SALE OF PREFERRED
  STOCK....................  In December 1997, the Company issued 20,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase price of $2,000,000. Net proceeds to the Company were approximately $1.8 million. Pursuant to Registration Rights Agreements with the Series A Preferred Holders (the "Preferred Registration Agreements"), the Company agreed to file on or before January 31, 1998 a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock Registration Statement"). The Series A Preferred Holders have agreed that they may convert (i) not more than one-half of the Series A Preferred Stock at any time on or after the 30th day following the Registration Effective Date; and (ii) the second one-half of the Series A Preferred Stock at any time on or after the 60th day following the Registration Effective Date. However, the Series A Preferred Holders also have agreed that they may not convert any of the Series A Preferred Stock until on or after the later of 30 days after the Registration Effective Date or February 27, 1998. The Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The conversion price for the Series A Preferred Stock (the "Series A Preferred Conversion Price") is the lesser of (i) 80% of the average closing bid price of the Company's Common Stock for the five trading days ending on the day the Company actually receives a conversion notice; or (ii) $14.50625. The Series A Preferred Conversion Price is subject to adjustment under certain circumstances. See "Description of Securities -- Series A Convertible Preferred Stock." On January 27, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market was $3.59375 per share and the average of the closing bid price of the Common Stock for the five trading days ending January 27, 1998 was $3.625 per share.



                             In connection with the issuance and sale of the Series A Preferred Stock, the Company granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per share equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. These warrants to purchase an aggregate 125,000 shares of Common Stock (the "Series A Preferred Stock Warrants") will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. See "Description of Securities -- Warrants." The Series A Preferred Stock Registration

                             Statement will cover (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (which would be 689,655 shares assuming that the Series A Preferred Holders had exercised their conversion privileges after the close of business on January 27, 1998, which would have resulted in a conversion price of $2.90 per share); (ii) 125,000 shares of Common Stock issuable upon the exercise of the Series A Preferred Stock Warrants; (iii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iv) 400,000 shares of Common Stock issuable upon the exercise of warrants granted in connection with the Debenture Sale. See "Description of Securities -- Warrants."



COMMON STOCK OUTSTANDING
  BEFORE OFFERING(1).......  2,956,396



COMMON STOCK OUTSTANDING
  AFTER ISSUANCE OF THE
  COMMON STOCK THAT IS
  ISSUABLE UPON CONVERSION
  OF THE
  DEBENTURES(1)(2).........  3,559,166



COMMON STOCK OUTSTANDING
  AFTER ISSUANCE OF THE
  COMMON STOCK THAT IS
  ISSUABLE UPON CONVERSION
  OF THE SERIES A PREFERRED
  STOCK(1)(3)..............  3,646,051



COMMON STOCK OUTSTANDING
  AFTER ISSUANCE OF THE
  COMMON STOCK THAT IS
  ISSUABLE UPON CONVERSION
  OF BOTH THE DEBENTURES
  AND THE SERIES A
  PREFERRED
  STOCK(1)(2)(3)...........  4,248,821

---------------


(1) Excludes: (i) 600,000 shares reserved for issuance under the Company's Stock Option Plan, of which options to acquire 537,160 shares of Common Stock are issuable upon the exercise of outstanding options granted at exercise prices ranging from $3.69 to $8.06 per share and weighted average exercise price of $4.75 per share; (ii) 300,000 shares reserved for issuance under the Company's Non-Employee Directors Plan, of which options to acquire 10,000 shares of Common Stock are issuable upon the exercise of outstanding options granted at an exercise price of $6.50 per share; (ii) 150,000 shares reserved for issuance under the Company's Stock Purchase Plan, no shares having been issued thereunder; (iv) 100,000 shares of Common Stock reserved for issuance upon the exercise of warrants granted to the underwriter of the Company's initial public offering at an exercise price of $7.20 per share;
    (v) 400,000 shares of Common Stock that are issuable upon the exercise of warrants granted in connection with the Debenture Sale of which warrants to acquire 200,000 shares are exercisable at an exercise price of $4.00 per share and warrants to acquire 200,000 shares are exercisable at an exercise price of $6.00 per share; (vi) 125,000 shares of Common Stock that are issuable upon exercise of the Series A Preferred Stock Warrants, of which warrants to acquire 62,500 shares are exercisable at a price equal to $14.50625 per share and warrants to purchase the remaining 62,500 shares are exercisable at a price of $15.825 per share; and (vii) 25,000 shares of Common Stock that are issuable upon exercise of warrants granted in connection with the Company's organization of InsureRate at an exercise price of $3.70 per share. See "Management -- Incentive Plans," "Description of Securities -- Convertible Debentures," "Description of
    Securities -- Series A Preferred Stock," and "Description of Securities -- Warrants." Also excludes shares that may be issued in connection with the Company's August 1996 acquisition of HomeCom Internet Security Services, Inc. See "Certain Transactions."

(2) Assumes that all holders of Debentures elect to convert the Debentures into an aggregate 602,770 shares of Common Stock at a Conversion Price of $2.8203125 per share, which represents the Conversion Price that would be in effect if the Company received notice of conversion as of the date of this Prospectus. See "Description of Securities -- Convertible Debentures."


(3) Assumes that all holders of the Series A Preferred Stock elect to convert the Series A Preferred Stock into an aggregate 689,655 shares of Common Stock at a conversion price of $2.90 per share, which represents the Series A Preferred Conversion Price that would be in effect if the Company received notice of conversion after the close of business on January 27, 1998. See "Description of Securities -- Series A Convertible Preferred Stock."


                         SUMMARY FINANCIAL INFORMATION

                                           DECEMBER 2                                   NINE MONTHS
                                         (INCORPORATION)    YEAR ENDED DECEMBER 31,        ENDED
                                         TO DECEMBER 31,    -----------------------    SEPTEMBER 30,
                                              1994            1995          1996           1997
                                         ---------------    ---------    ----------    -------------
STATEMENT OF OPERATIONS DATA:
Net sales..............................            --       $ 327,574    $2,298,855     $ 2,330,975
Operating loss.........................     $ (17,452)         (1,824)     (580,865)     (3,391,081)
Net loss...............................       (17,452)         (5,440)     (625,583)     (3,387,747)
Net loss per share.....................     $    (.01)      $    (.00)   $     (.33)    $     (1.36)
Weighted number of shares of Common
  Stock and Common Stock equivalents
  outstanding..........................     1,850,447       1,850,447     1,879,696       2,483,258

                                  DECEMBER 2                                     NINE MONTHS ENDED
                                (INCORPORATION)   YEAR ENDED DECEMBER 31,       SEPTEMBER 30, 1997
                                TO DECEMBER 31,   ------------------------   -------------------------
                                     1994           1995          1996         ACTUAL     PRO FORMA(1)
                                ---------------   ---------   ------------   ----------   ------------
BALANCE SHEET DATA:
Working capital (deficit).....      $ 8,455        $133,792    $(1,304,682)  $1,961,870    $1,961,870
Total assets..................       10,254         247,382      1,726,522    3,723,473     3,595,973
Long-term obligations.........           --         160,792        147,833    1,244,775       111,442
Total liabilities.............           --         242,568      2,347,191    2,118,381       985,048
Stockholders' equity
  (deficit)...................       10,254           4,814       (620,669)   1,605,092     2,610,925

---------------


(1) Based on the average closing bid price of the Common Stock for the three trading days ended January 27, 1998, the Conversion Price would be $2.8203125 per share. Pro forma balance sheet data reflect conversion of an aggregate $1.7 million of Debentures into an aggregate 602,770 shares of Common Stock at the assumed Conversion Price of $2.8203125 per share.



                           FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including without limitation, certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations" concerning the Company's expectations, beliefs, or strategies regarding increased future revenues and operations and certain statements contained under "Business" concerning the development and marketing of customized Internet applications and security consulting services and the effect of market conditions and competition. When used in this Prospectus, the words "believes," "intends," "anticipates" and similar expressions are intended to identify forward-looking statements. All forwarding statements included in this Prospectus are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected or implied by such forward-looking statements. Such risks and uncertainties include the timing and acceptance of new product introductions, the actions of the Company's competitors and business partners, and those discussed under the caption "Risk Factors."

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to other information contained in this Prospectus, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby.

     LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; CONTINUING LOSSES. The Company was incorporated in December 1994 and commenced sales in January 1995. Consequently, the Company has only a limited operating history upon which to base an evaluation of the Company and its prospects. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving industries. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade and commercialize products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses since its incorporation and as of September 30, 1997 had an accumulated deficit of approximately $4.0 million. For the year ended December 31, 1996 and the nine months ended September 30, 1997, the Company had negative cash flows from operations of approximately $216,000 and $3.5 million, respectively. The Company continues to incur operating losses and there can be no assurance that the Company will ever achieve or sustain profitability.

     RECENT REDUCTION OF STAFF AND OTHER EXPENSES; CONTINUING LOSSES. The Company has experienced substantial change and expansion in its business and operations since its incorporation in 1994 and expects to continue to experience periods of rapid change. The Company's recent expansion of operating expenses has placed significant demands on the Company's administrative, operational, financial and other resources. Following completion of its initial public offering, the Company expended considerable resources to expand its marketing and sales programs, its product development staff, its accounting and internal management systems and its other administrative and public relations capabilities. These increases in expenditures were not followed by commensurate increases in revenues, and during the quarter ended September 30, 1997, the Company was forced to engage in substantial reductions in its personnel in order to conserve operating capital. This reduction in staff has affected employee morale and limited the Company's ability to increase sales to desired levels. Notwithstanding the Company's efforts to limit its expenditures, its operating costs continue to exceed revenues. If the Company cannot generate sufficient revenues to offset its operating expenses or the Company's management otherwise fails to manage the Company's growth effectively, the Company's business, financial condition and operating results will be materially and adversely affected. There can be no assurance that current management can operate the Company's business adequately to achieve profitable operations. See
"Business -- Employees" and "Management."


     NEED FOR ADDITIONAL FINANCING. The Company has substantially limited sources of capital and continues to incur substantial operating losses. As of September 30, 1997, the Company had net working capital of approximately $2.0 million. On December 23, 1997, the Company issued and sold 20,000 shares of Series A Preferred Stock to the Series A Preferred Holders for aggregate net proceeds of approximately $1.8 million. The proceeds will be used for general working capital purposes. Because the Company expects to continue to incur substantial operating losses, the Company will continue to use substantial sums of cash in its operations for an indefinite period. Accordingly, the Company will be required to obtain additional capital. No assurance can be given that the Company will be successful in its efforts to obtain additional capital, or that capital will be available on terms acceptable to the Company. If the Company exhausts its current sources of capital and is not able to obtain additional capital, the Company will be required to undertake certain steps to continue its operations. Such steps may include immediate reduction of the Company's operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If such measures are not sufficient, the Company may elect to implement other cost reduction actions as the Company may determine are necessary and in the Company's best interests. Any such actions undertaken may limit the Company's opportunities to realize continued increases in sales and the Company may not be able to reduce its costs in amounts sufficient to achieve break-even or profitable operations. If the Company exhausts its sources of capital, and subsequent cost reduction measures are not sufficient to allow the Company to achieve break-even or profitable operations, the Company will be forced to seek protection from its creditors.


     POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP(TM) MARKET; DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's Common Stock is listed on The Nasdaq SmallCap(TM) Market. In order to continue to be included in The Nasdaq SmallCap(TM) Market, the Company must satisfy continued listing standards that will apply to the Company commencing in February 1998. These new criteria will require the Company to maintain (i) either $2,000,000 in net tangible assets (total assets less total liabilities, goodwill and other intangible assets), $35,000,000 in market capitalization or $500,000 in net income for two of the three immediately preceding years; (ii) at least 500,000 shares of public float; (iii) market value of the public float of not less than $4,000,000; (iv) a minimum bid price of not less than $1.00 per share; and (v) a minimum of 300 stockholders. The Company anticipates that it will satisfy the new maintenance criteria when such criteria become applicable to the Company in February 1998. There is, however, a substantial risk that the Company will not satisfy Nasdaq's new maintenance criteria as of March 31, 1998. In particular, if the Company continues to incur substantial losses (which is probable), the Company's net tangible assets may fall below $2,000,000 as of March 31, 1998. In such event, in order to satisfy Nasdaq's $2,000,000 net tangible asset requirement, the Company may be required to request the conversion of a substantial portion of the Debentures (which would have the result of reducing liabilities and therefore increasing net tangible assets), over which the Company has no control, or obtain additional equity financing. There can be no assurance that the Company will be able to obtain additional equity financing on terms satisfactory to the Company, or at all. Failure of the Company to meet Nasdaq's current or new maintenance criteria may cause the Common Stock to be delisted from The Nasdaq SmallCap(TM) Market, and trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value, of the Common Stock. In addition, if the Common Stock were delisted from trading on The Nasdaq SmallCap(TM) Market and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of stockholders to sell the Common Stock in the secondary market.


     PRICE EROSION; CONTINUING DECLINE IN MARGINS. The market for Internet and Intranet products and services is highly competitive and is characterized by pressures to reduce prices, incorporate new capabilities and accelerate completion schedules. Increased competition has resulted in significant price competition, which in turn has resulted in significant reductions in the average selling price of many of the Company's products and services, including its Web site development and hosting services. The Company has not been able to offset the effects of price reductions through an increase in the number of its customers, higher revenue from enhanced services or cost reductions, and the Company expects its margins to continue to decline.

     INTENSE COMPETITION. The Company's current and prospective competitors include many companies that have longer operating histories, longer customer relationships and substantially greater financial, management, technical, development, sales, marketing and other resources than the Company. Many nationally known companies and regional and local companies across the country are involved in Internet and Intranet applications, including the development and support of Web sites and Internet applications, and the number of these companies is increasing. Companies competing directly or indirectly with the Company include Web site service boutique firms, communications, telephone and telecommunications companies, computer hardware and software companies, established on-line services companies, advertising agencies, direct access Internet and Internet-services and access providers as well as specialized and integrated marketing communication firms. The Company also competes with the internal information technology departments of prospective customers who are choosing whether to outsource design and support. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. The Company's ability to compete in its markets is substantially limited by its available working capital and its continuing operating losses. See "Business -- Competition."

     NEW AND UNCERTAIN MARKET. The market for Internet and Intranet products and services has only recently developed. Because this market is relatively new and because current and future competitors are likely to introduce competing Internet and Intranet products and services, it is difficult to predict the rate at which the market will grow or at which new or increased competition will result in market saturation. If the Internet and Intranet markets fail to grow, grow more slowly than anticipated or become saturated with competitors, the Company's business, financial condition and operating results will be materially and adversely affected.

     DEPENDENCE ON THE INTERNET. Although a portion of the sales of the Company's products and services will depend upon growth of private Intranet networks, sales of the Company's Internet related products and services will depend in large part upon an adequate infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products such as high speed modems. Because global commerce and on-line exchange of information on the Internet and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. There can be no assurance that the infrastructure or complementary products necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, financial condition and operating results will be materially and adversely affected.

     RISK OF CHANGING TECHNOLOGY. The Internet software and services markets are characterized by rapid technological change, evolving industry standards, emerging industry competition and frequent new service, software and other product introductions. The Company's future success will depend in significant part on its ability to anticipate industry standards, continue to apply advances in Internet and Intranet technologies, enhance its current services and products, and develop and introduce new services and products on a timely basis. The introduction of services and products embodying new technologies and the emergence of new industry standards can render existing services and products obsolete and unmarketable. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new services and products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these services or products, or that its new services and products will adequately meet the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new services or products in a timely and cost-effective manner or to address compatibility, inoperability or other issues raised by technological changes or new industry standards, the Company's business, financial condition and operating results will be materially and adversely affected. See
"Business -- Products and Services."

     DEPENDENCE ON KEY PERSONNEL. The Company depends to a significant extent upon its senior management and the loss of any member of senior management could have a material adverse effect upon the Company's business, financial condition and operating results. No assurance can be given that the Company can retain its senior management or other key personnel. Although the Company has entered into employment agreements with each of its executive officers which contain non-competition and non-disclosure provisions, the Company's ability to benefit from them is uncertain because such provisions typically must be limited in geographic scope to be enforceable. Restrictions limited in geographic scope may not effectively prohibit competition with the Company because of the global nature of the Internet. See "Management."

     LENGTH OF SALES CYCLE. The development and implementation of interactive Web sites and intranet software applications requires the Company to engage in a lengthy sales cycle. The pursuit of sales leads typically involves an analysis of the prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. The Company often provides significant education to prospective customers regarding the use and benefits of Internet or Intranet technologies and products. Extensive Web site development or licensing of the Company's products may also involve a substantial commitment of capital by potential customers as well as the attendant delays frequently associated with approving larger capital expenditures and reviewing new technologies that affect key operations. If the Company's average sales cycle continues to lengthen, the Company will face increased costs, potentially lower profit margins and a potential inability to achieve targeted sales goals.

     RISK OF DEFECTS. Web site services and other services based on software and computing systems often encounter development and completion delays and the underlying software may contain undetected errors or failures when introduced and, in the case of Web sites, when the volume of traffic on a site increases. In addition, there can be no assurance that errors found in the software underlying a Web site or other project will not result in delays in completion, commercial release or market acceptance of such Web site or other project. Likewise, there can be no assurance that the Company will not incur unanticipated costs to cure any defect or be obligated to refund money paid to the Company or to pay for damages caused by any delay or defect. Software applications and products as complex as those being developed by the Company may contain undetected errors or failures when first introduced. If software errors are discovered after introduction, the Company could experience delays and lost revenues during the period required to correct these errors. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new applications, products or releases after commencement of installation or shipment, resulting in loss of or delay in receiving revenues.

     SECURITY RISKS. The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     LIMITED PROTECTION OF PROPRIETARY TECHNOLOGY. The Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company has a registered service mark for its logo, and has applied for federal registration of the names "HomeCom," "Post On The Fly(TM)" and "Personal Internet Banker(TM)." Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. An imposition of liability could have a material adverse effect on the Company. See
"Business -- Intellectual Property Rights."


     DILUTION. Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution in net tangible book value per share. Pursuant to the Preferred Registration Agreements, the Company is required to file a registration statement on or before January 31, 1998 with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. If the Series A Preferred Holders had given notice of conversion after the close of trading on January 27 1998, the Series A Preferred Conversion Price would have been $2.90 resulting in the issuance of 689,655 shares of Common Stock. Because the Series A Preferred Conversion Price is variable, the number of shares of Common Stock that are issuable upon conversion may increase significantly. See "Risk Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Debentures and Series A Preferred Stock." The Company also intends to include in such registration statement (i) 125,000 shares of Common Stock issuable upon exercise of the Series A Preferred Stock Warrants; (ii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iii) 400,000 shares of Common Stock issuable upon exercise of warrants granted in connection with the Debenture Sale. In addition, the Company will be required to issue a substantial number of additional shares of Common Stock in the future in order to obtain additional financing. The issuance of any of the shares described above will have the effect of increasing the dilution to new investors in this Offering.


     FLUCTUATIONS IN QUARTERLY RESULTS. As a result of the Company's limited operating history, the Company does not have historical financial data for a significant number of periods on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues and to a large extent are fixed. However, the Company typically operates with no significant backlog. As a result, quarterly sales and operating results generally depend on the volume and timing of and ability to perform services requested within the quarter, and are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. Accordingly, any significant shortfall of demand for the Company's products and services in relation to the Company's expectations would result in fluctuations in future quarterly operating results. The Company may also experience significant fluctuations in future quarterly operating results as the result of many factors, including demand for the Company's products and services, introduction or enhancement of products by the Company and its competitors, market acceptance of new products and services, mix of products and services sold and general economic conditions. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as any indication of future performance.


     SHARES ELIGIBLE FOR FUTURE SALE. Upon consummation of the offering, the Company will have outstanding 3,559,166 shares of Common Stock (assuming full conversion of the Debentures at a Conversion Price of $2.8203125), will have outstanding options to purchase of 547,160 shares of Common Stock pursuant to the Company's stock option plans at a weighted average exercise price of approximately $4.80 per share, and will have outstanding warrants to acquire an aggregate 650,000 shares at a weighted average exercise price of approximately $7.24 per share. Additionally, the Company will have outstanding 20,000 shares of Series A Preferred Stock, which would be convertible into an aggregate 689,655 shares of Common Stock if the Company had received notice of conversion after the close of business on January 27, 1998, based on a conversion price of $2.90 per share (which is determined as 80% of the average closing bid price for the Company's Common Stock for the five trading days ended January 27, 1998). The number of shares of

Common Stock issuable upon conversion of the Debentures or the Series A Preferred Stock can increase significantly if the price of the Company's Common Stock is lower than its current price for the period preceding the date the Company receives notice of conversion of the Debentures or the Series A Preferred Stock. Pursuant to the Series A Preferred Registration Agreement, the Company is required to file a registration statement on or before January 31, 1998 with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. If the Series A Preferred Holders had given notice of conversion after the close of trading on January 27, 1998, the Series A Preferred Conversion Price would have been $2.90 resulting in the issuance of 689,655 shares of Common Stock. Because the Series A Preferred Conversion Price is variable, the number of shares of Common Stock that are issuable upon conversion may increase significantly. See "Risk Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Debentures and Series A Preferred Stock." The Company also intends to include in such registration statement (i) 125,000 shares of Common Stock issuable upon exercise of the Series A Preferred Stock Warrants; (ii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iii) 400,000 shares of Common Stock issuable upon exercise of warrants granted in connection with the Debenture Sale. Of the 3,559,166 shares outstanding after this offering, approximately 1,602,770 shares (including the 602,770 shares assumed to be sold in this offering) will be freely tradable without restriction or further registration under the Securities Act unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 1,956,396 outstanding shares of Common Stock may be sold in the public market only if registered or pursuant to an exemption from registration such as Rule 144 or Rule 144(k) promulgated under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act for the purpose of registering the potential sale of the 600,000 shares reserved for issuance under the Company's Stock Option Plan (of which options to purchase 537,160 shares are outstanding), the 300,000 shares for issuance under the Company's Non-Employee Directors Plan (of which options to purchase 10,000 shares are outstanding) and the 150,000 shares reserved for issuance under the Company's Stock Purchase Plan (of which no shares or purchase rights have yet been granted). After the effective date of that registration statement, except for shares held by affiliates of the Company, shares purchased pursuant to the foregoing stock option and purchase plans generally would be available for resale in the public market. Pursuant to the Preferred Registration Agreements, the Company is required to file a registration statement on or before January 31, 1998 with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. If the Series A Preferred Holders had given notice of conversion after the close of trading on January 27, 1998, the Series A Preferred Conversion Price would have been $2.90 resulting in the issuance of 689,655 shares of Common Stock. Because the Series A Preferred Conversion Price is variable, the number of shares of Common Stock that are issuable upon conversion may increase significantly. See "Risk
Factors -- Variability of Number of Shares of Common Stock Issuable Upon Conversion of Debentures and Series A Preferred Stock." The Company also intends to include in such registration statement (i) 125,000 shares of Common Stock issuable upon exercise of the Series A Preferred Stock Warrants; (ii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iii) 400,000 shares of Common Stock issuable upon exercise of warrants granted in connection with the Debenture Sale. See "Description of Securities -- Warrants." After the effective date of the Series A Preferred Registration Statement, shares registered thereunder generally will be available for resale in the public market.



     VARIABILITY OF NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF DEBENTURES AND SERIES A PREFERRED STOCK. The number of shares of Common Stock issuable upon conversion of the Debentures and Series A Preferred Stock is essentially unlimited. If the price of the Common Stock as reported by the Nasdaq SmallCap(TM) Market, declines to a price less than $3.59375 per share, the Company will be required to issue substantially more than the 602,770 shares assumed hereunder to be issuable upon conversion of the Debentures and substantially more than the 689,655 shares assumed hereunder to be issuable upon conversion of the Series A Preferred Stock. All shares issuable by the Company upon conversion of the Debentures are required to be registered hereunder. Consequently, all of such shares will be eligible for sale in the market place without restriction, except to the extent that any of the selling holders are deemed to be "affiliates" of the Company at the time of sale. No assurance can be given that the trading price of the Company's Common

Stock will not fall significantly below $3.59375 per share, or that purchasers in this offering will not suffer significant additional dilution as a result of any such decline in the price of the Common Stock.


     UNPAID BALANCE OF DEBENTURES ACCELERATES UPON DEFAULT. The unpaid balance of the Debentures accelerates upon any default in the payment of the Debentures. Consequently, if the Company defaults in the payment of any of the principal or interest due or payable on the Debentures the value of the Common Stock may decline.

     CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO CONVERT
DEBENTURES. Holders of the Debentures will only be able to convert the Debentures if (i) a current prospectus under the Securities Act relating to the shares of Common Stock underlying the Debentures is then in effect, and (ii) such shares of Common Stock are qualified for sale or exempt from qualification under the applicable securities laws of the states in which they are offered. There can be no assurance that the Company will be able to maintain the effectiveness of a current prospectus covering the shares of Common Stock issuable upon conversion of the Debentures. See "Description of Securities."


     SENIORITY OF PREFERRED STOCK; STAGGERED BOARD; POSSIBLE ANTI-TAKEOVER EFFECTS. The Board of Directors has authority to issue up to 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While the Company has no present intention to issue shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. See "Description of Capital Stock-Preferred Stock." In addition, the Company's Restated Certificate of Incorporation provides that the Board of Directors be divided into three classes of directors, with each class serving a staggered three-year term. The division of the Board of Directors into three classes may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, because such a division generally makes it more difficult for stockholders to replace a majority of directors. See "Description of Securities -- Limitations on Liability of Directors."



     LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY. The Company's Restated Certificate of Incorporation provides, as permitted by Delaware law, that its directors shall have no personal liability for certain breaches of their fiduciary duties to the Company. In addition, the Company's Restated Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. These limitations on personal liability do not apply to liabilities under federal securities laws. However, these provisions may reduce the likelihood of derivative litigation against directors and may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties. See "Description of Securities -- Limitations on Liability of Directors."


     GOVERNMENT REGULATION. The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions was successfully challenged in federal district court and ultimately found to be unconstitutional by the United States Supreme Court in Reno v. American Civil Liberties Union. Therefore, at the time of this Prospectus, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. The Federal Communications Commission is studying the possible regulation of the Internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which the Company conducts its business. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services, increase the Company's cost of doing business, cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition or operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company. The Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry, including regulatory changes which directly or indirectly affect use of or access to the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock issuable upon conversion thereof by the Selling Securityholders or upon any conversion of the Debentures.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on the Nasdaq SmallCap(TM) Market under the symbol "HCOM." The following table shows for the periods indicated the high and low sale prices for the Common Stock as reported by the Nasdaq SmallCap(TM) Market.


1997                                                        HIGH        LOW
----                                                       -------    -------
Second quarter (since May 8, 1997).....................    $  7.25    $  6.00
Third quarter..........................................       6.50       2.13
Fourth quarter.........................................      15.56       2.63
1998
----
First quarter (through January 27, 1998)...............    $ 15.78    $  3.16



     On January 27, 1998, the last reported sale price of the Common Stock as reported by the Nasdaq SmallCap(TM) Market was $3.59375 per share. As of January 27, 1998, there were 30 holders of record of the Company's Common Stock.


                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its capital stock to date. The Company currently anticipates that it will retain all future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends in the foreseeable future.

                            SELECTED FINANCIAL DATA

     The following selected historical financial data of HomeCom Communications, Inc. for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited financial statements of the Company, including the balance sheets at December 31, 1994, 1995 and 1996 and the related statements of operations and of cash flows for each of the three fiscal years in the period ended December 31, 1996 and the related notes thereto included herein. The financial data as of September 30, 1997 and for the nine months ended September 30, 1997 are derived from unaudited condensed financial statements included herein, which include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for future periods. The data should be read in conjunction with the financial statements, related notes and other financial information included herein.

                                          DECEMBER 2                                    NINE MONTHS
                                        (INCORPORATION)    YEAR ENDED DECEMBER 31,         ENDED
                                        TO DECEMBER 31,    -----------------------     SEPTEMBER 30,
                                             1994            1995          1996            1997
                                        ---------------    ---------    ----------    ---------------
                                                                                         UNAUDITED
STATEMENT OF OPERATIONS DATA:
Net sales:
  Service sales.......................     $      --       $ 327,574    $2,112,878      $ 2,268,377
  Equipment sales.....................            --              --       185,977           62,598
                                           ---------       ---------    ----------      -----------
     Total net sales..................            --         327,574     2,298,855        2,330,975
                                           ---------       ---------    ----------      -----------
Cost of Sales:
  Cost of services....................            --          59,871       546,409        1,252,507
  Cost of equipment sold..............            --              --       128,938           52,294
                                           ---------       ---------    ----------      -----------
     Total cost of sales..............            --          59,871       675,347        1,304,801
                                           ---------       ---------    ----------      -----------
Gross profit..........................            --         267,703     1,623,508        1,026,174
                                           ---------       ---------    ----------      -----------
Operating expenses:
  Sales and marketing.................         1,045         124,253       845,690        1,163,072
  Product development.................            --          20,239        78,887          375,977
  General and administrative..........        16,407         121,313     1,194,728        2,739,374
  Depreciation and amortization.......            --           3,722        85,068          138,832
                                           ---------       ---------    ----------      -----------
     Total operating expenses.........        17,452         269,527     2,204,373        4,417,255
Operating Loss........................       (17,452)         (1,824)     (580,865)      (3,391,081)
Other expenses (income):
  Interest expense, net...............            --           3,469        51,272           53,665
  Other expense (income), net.........            --             147        (6,554)         (56,999)
                                           ---------       ---------    ----------      -----------
Loss before income taxes..............       (17,452)         (5,440)     (625,583)      (3,387,747)
Income taxes..........................            --              --            --               --
                                           ---------       ---------    ----------      -----------
Net loss..............................     $ (17,452)      $  (5,440)   $ (625,583)     $(3,387,747)
                                           =========       =========    ==========      ===========
Net loss per share....................     $    (.01)      $    (.00)   $     (.33)     $     (1.36)
                                           =========       =========    ==========      ===========
Weighted average number of shares of
  Common Stock and Common Stock
  equivalents outstanding.............     1,850,447       1,850,447     1,879,696        2,483,258
                                           =========       =========    ==========      ===========

                                             DECEMBER 31,                  SEPTEMBER 30, 1997
                                   ---------------------------------    ------------------------
                                    1994       1995         1996          ACTUAL      PRO FORMA
                                   ------    --------    -----------    ----------    ----------
                                                                        UNAUDITED     UNAUDITED
BALANCE SHEET DATA:
Working capital (deficit)........  $8,455    $133,792    $(1,304,682)   $1,961,870    $1,961,870
Total assets.....................  10,254     247,382      1,726,522     3,723,473     3,595,973
Long-term obligations............      --     160,792        147,833     1,244,775       111,442
Total liabilities................      --     242,568      2,347,191     2,118,381       985,048
Stockholders' equity (deficit)     10,254       4,814       (620,669)    1,605,092     2,610,925

---------------


(1) Based on the average closing bid of the Common Stock for the three trading days ended January 27, 1998, the Conversion Price would be $2.8203125 per share. Pro forma balance sheet data reflect conversion of an aggregate $1.7 million of Debentures into an aggregate 602,770 shares of Common Stock at the assumed Conversion Price of $2.8203125 per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company was incorporated in December 1994 and commenced sales in January 1995 when it began marketing its Web site development and hosting services. The Company markets its services through a direct sales force, advertisement, referrals, and active business partner relationships with organizations such as AT&T, Microsoft, Netscape and Unisys.

     The Company generates revenues through Internet and Intranet customized software applications, Web site development, Web site hosting services, computer hardware resales, consulting services (including consulting on internet and intranet security) and fees charged for the maintenance of Web sites. Most customized software application projects are generally completed within six to eight weeks, although certain past, current and future projects have taken and are expected to take longer to complete. Revenues on customized application and Web site projects are recognized using the percentage of completion method. Web site maintenance and hosting revenues represent recurring revenues and are deferred and recognized ratably over the period. Because the Company will continue to develop and market new products and services, the results of operations for the fiscal years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997 are not necessarily indicative of future operating results.

     During the first nine months of 1997, custom Internet and Intranet applications and integration services accounted for approximately 56% of the Company's revenues, Internet outsourcing services generated approximately 33% of the Company's revenues and Internet security services generated approximately 8% of the Company's revenues.

     During 1996 and the first nine months of 1997, expenses substantially exceeded net sales as the Company expanded its products and services, increased its marketing and sales staff and enhanced its operational and administrative support structure to support anticipated increases in revenues. The anticipated increases in revenues have not materialized and the Company has been forced to substantially reduce its operating expenses. In the third quarter of 1997, the Company reduced the number of its employees from approximately 100 to approximately 50. As a result of this substantial reduction in its work force, the Company faces issues involving employee morale and hiring. Notwithstanding these reductions in operating expenses, the Company expects to continue to incur operating losses for an indefinite period. See "Risk Factors -- Recent Reduction of Staff and Other Expenses; Continuing Losses."

     The Company's revenues and operating results have varied substantially from period to period, and should not be relied upon as an indication of future results. See "Risk Factors -- Potential Fluctuations in Quarterly Results." The Company historically has operated with no significant backlog because its services are provided as requested by customers. As a result, revenues in any quarter are substantially affected by the amount of services requested by its customers. Because the Company is incurring expenses in anticipation of future revenue growth and a high percentage of the Company's expenses are relatively fixed, a small variation in the timing of recognition of specific revenues could cause significant variations in operating results from quarter to quarter.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of net revenues for the periods indicated.

                                          DECEMBER 2                                        NINE MONTHS
                                        (INCORPORATION)     YEAR ENDED      YEAR ENDED         ENDED
                                        TO DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                                             1994              1995            1996            1997
                                        ---------------    ------------    ------------    -------------
Net sales:
  Service sales.......................          --            100.0%           91.9%            97.3%
  Equipment sales.....................          --               --             8.1              2.7
                                             -----            -----           -----           ------
     Total net sales..................          --            100.0           100.0            100.0
                                             -----            -----           -----           ------
Cost of sales:
  Cost of services....................          --             18.3            23.8             53.8
  Cost of equipment sold..............          --               --             5.6              2.2
                                             -----            -----           -----           ------
     Total cost of sales..............          --             18.3            29.4             56.0
                                             -----            -----           -----           ------
Gross profit..........................          --             81.7            70.6             44.0
                                             -----            -----           -----           ------
Operating expenses:
  Sales and marketing.................          --             37.9            36.8             49.9
  Product development.................          --              6.2             3.4             16.1
  General and administrative..........          --             37.1            52.0            117.5
  Depreciation and amortization.......          --              1.1             3.7              6.0
                                             -----            -----           -----           ------
     Total operating expenses.........          --             82.3            95.9            189.5
                                             -----            -----           -----           ------
Operating loss........................          --             (0.6)          (25.3)          (145.5)
                                             -----            -----           -----           ------
Other expenses (income)
  Interest expense....................          --              1.1             2.2              2.3
  Other expense (income), net.........          --              0.0            (0.3)            (2.5)
                                             -----            -----           -----           ------
Loss before income taxes..............          --             (1.7)          (27.2)          (145.3)
                                             -----            -----           -----           ------
Income taxes..........................          --              0.0             0.0              0.0
                                             -----            -----           -----           ------
Net loss..............................          --             (1.7)%         (27.2)%         (145.3)%
                                             =====            =====           =====           ======

  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     Net Sales. Net sales increased 58.4% from $1,471,324 in the first nine months of 1996 to $2,330,975 in the first nine months of 1997. Revenues from service sales increased 72.0% from $1,318,675 in the first nine months of 1996 to $2,268,377 in the first nine months of 1997. This increase of $949,702 is primarily attributable to increases in hosting revenues of approximately $563,000, Web site development and customized applications revenues of approximately $184,000 and security consulting revenue of approximately $237,000. Revenues from equipment sales were $62,598 during the first nine months of 1997 as compared to $152,649 during the first nine months of 1996.

     Cost of Sales. Cost of sales for services increased from $271,887, or 18.5% of revenues in the first nine months of 1996 to $1,252,507, or 53.7% of revenues in the first nine months of 1997. This increase reflects the Company's significant increase in payroll costs associated with the hiring of additional technical personnel. Increases in the Company's cost of sales as a percentage of sales reflects the hiring of technical personnel to create available capacity for anticipated revenue growth, which did not occur. The Company increased its technical staff to approximately 60 persons in July 1997. Subsequently, the Company reduced this staff to approximately 30 persons as of September 30, 1997.

     Gross Profit. Gross profit decreased by $58,711 from $1,084,885 in the first nine months of 1996 to $1,026,174 in the first nine months of 1997. Gross profit margins decreased from 73.7% during the first nine months of 1996 to 44.0% during the first nine months of 1997. This decrease as a percentage of net sales primarily reflects increased costs incurred by the Company for technical personnel hired in advance of anticipated revenue growth, which did not occur.

     Sales and Marketing. Sales and marketing expenses include salaries, variable commissions and bonuses for the sales force, advertisement and promotional marketing materials, travel and telephone charges. Sales and marketing expenses increased 185.0% from $408,131 in the first nine months of 1996 to $1,163,072 in the first nine months of 1997. This increase was primarily attributable to an increase in advertising and marketing expenses. As a percentage of net sales, these expenses increased from 27.7% in the first nine months of 1996 to 49.9% in the first nine months of 1997. During the third quarter of 1997, the Company implemented procedures intended to substantially reduce advertising and marketing expenses.

     Product Development. Product development expenses consist of personnel costs required to conduct the Company's product development efforts. Management believes that significant continuing investments in product development are required to compete effectively in the Company's industry. As a consequence, the Company has increased expenditures on product development primarily through the employment of additional development personnel. Total expenditures for product development were $405,132, or 17.4% of net sales in first nine months of 1997, of which $29,155 were capitalized. This compares to total product development expenditures of $117,068, or 8.0% of sales, in the first nine months of 1996, of which $53,245 were capitalized. The product development staff was eight persons in July 1997. Subsequently, the Company reduced its product development staff, which was two persons at September 30, 1997.

     General and Administrative. General and administrative expenses include salaries for administrative personnel, rents, telephone charges, insurance and other administrative expenses. General and administrative expenses increased from $664,244 in the first nine months of 1996 to $2,739,374 in the first nine months of 1997. As a percentage of net sales, these expenses increased from 45.1% in the first nine months of 1996 to 117.5% in the first nine months of 1997. This increase as a percentage of net sales reflects primarily increases for operational and administrative support personnel incurred to support anticipated growth in revenues, which did not occur. During the third quarter of 1997, the Company implemented steps to significantly reduce its general and administrative costs. These steps included: (i) reductions in general and administrative staff; and (ii) reductions in advertising, public relations and other professional services.

     Depreciation and Amortization. Depreciation and amortization includes depreciation and amortization of computers, network equipment, office equipment and equipment under capital leases. Depreciation and amortization increased from $52,835, or 3.6% of net sales in the first nine months of 1996 to $138,832, or 6.0% in the first nine months of 1997, reflecting increased expenditures on capital equipment.

     Interest Expense. Interest expense increased from $26,833 in the first nine months of 1996 to $53,655 during the first nine months of 1997, principally reflecting increased debt levels associated with notes payable to investors entered into in 1996.

  YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Net Sales. Net sales increased 601.8% from $327,574 in 1995 to $2,298,855 in 1996. Revenues from service sales increased 545.0% from $327,574 in 1995 to $2,112,878 in 1996. This increase of $1,785,304 is primarily attributable to increases in hosting revenues of $321,278, Web site development and customized applications revenues of $1,159,205, and consulting and maintenance revenues of $112,779. Revenues from equipment sales were $185,977 during 1996.

     Cost of Sales. Cost of sales for services includes salaries for programmers, technical staff and customer support. Cost of sales for services increased from $59,871, or 18.3% of net sales in 1995 to $546,409, or 23.8% of net sales in 1996. This increase reflects the Company's significant increase in payroll costs associated with the hiring of additional technical personnel in 1996. Increases in the Company's personnel costs as a percentage of sales also reflects higher costs incurred to attract and retain Internet software development professionals, and a change in the mix of products and services sold.

     Gross Profit. Gross profit increased by $1,355,805 from $267,703 in 1995 to $1,623,508 in 1996. Gross profit margins decreased from 81.7% during 1995 to 70.6% during 1996. This decrease as a percentage of net sales primarily reflects increased costs incurred by the Company for technical personnel and a change in the mix of products and services sold.

     Sales and Marketing. Sales and marketing expenses increased 580.6% from $124,253 in 1995 to $845,690 in 1996. This increase was primarily attributable to an increase in the size of the Company's sales force. As a percentage of net sales, these expenses decreased from 37.9% of net sales in 1995 to 36.8% of revenues in 1996.

     Product Development. Total expenditures for product development were $163,069, or 7.1% of net sales in 1996, of which $84,182, or 51.6%, were capitalized. This compares to total product development expenditures of $20,239, or 6.2% of net sales, in 1995, none of which were capitalized.

     General and Administrative. General and administrative expenses increased from $121,313 in 1995 to $1,194,728 in 1996. As a percentage of net sales, these expenses increased from 37.1% in 1995 to 52.0% in 1996. This increase as a percentage of net sales reflects primarily increases for operational and administrative support personnel incurred to support anticipated growth.

     Depreciation and Amortization. Depreciation and amortization increased from $3,722 in 1995 to $85,068 in 1996, or 1.1% of revenues during 1995 to 3.7%
of revenues in 1996, reflecting increased expenditures on capital equipment.

     Interest Expense. Interest expense increased from $3,469 in 1995 to $51,272 during 1996, principally reflecting increased debt levels associated with notes payable to investors entered into in 1996.

     Income Taxes. The Company has not paid income taxes to date because it has not had taxable income. Net operating loss carryforwards are recorded as a deferred tax asset with a full valuation allowance.

  YEAR ENDED DECEMBER 31, 1995 AS COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net Sales. The Company was formed on December 2, 1994, and recognized no revenues during 1994. During 1995, the Company had net sales of $327,574, with associated cost of sales of $59,871.

     Operating Expenses. For the year ended December 31, 1994, the Company had operating expenses of $17,452, which consisted of $1,045 in marketing expenses and $16,407 in general and administrative expenses. Operating expenses during 1995 were $269,527.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents the Company's net sales, gross profit, operating loss and net loss for each of the seven quarters beginning January 1, 1996 and ending September 30, 1997. In the opinion of management, this information includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations data for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                               QUARTER ENDED:
                         ------------------------------------------------------------------------------------------
                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                           1996        1996         1996            1996         1997        1997         1997
                         ---------   --------   -------------   ------------   ---------   --------   -------------
                                                               (IN THOUSANDS)
Net sales..............    $ 272      $ 546         $ 654          $ 828         $ 909      $ 708        $  713
Gross profit...........      225        396           464            539           568        345           113
Operating income
  (loss)...............       12        (50)          (66)          (477)         (355)      (903)       (2,133)
Net income (loss)......       10        (65)          (77)          (495)         (375)      (917)       (2,096)

     The Company's operations and related revenues historically have varied substantially from quarter to quarter, and the Company expects these variations to continue. Unanticipated variations in the number and timing of the Company's projects or in employee utilization rates may cause significant variations in revenues in any particular quarter. An unanticipated termination of a major project, a client's decision not to pursue a new project or proceed to succeeding stages of a current project, or the completion during a quarter of several major client projects, could require the Company to pay underutilized employees and therefore have a material adverse effect on the Company's results of operations and financial condition. See "Risk Factors -- Potential Fluctuations in Quarterly Results."

LIQUIDITY AND CAPITAL RESOURCES

  GENERAL

     Following completion of its initial public offering, the Company increased its expenses in anticipation of potential increased sales which did not occur. During the quarter ended June 30, 1997, the Company realized that sales had not increased at the rate anticipated. In response, the Company took efforts during the quarter ended September 30, 1997 to reduce its general and administrative costs. These efforts included (i) a reduction in staff from a high of approximately 100 persons in July 1997 to approximately 50 persons at September 30, 1997; and (ii) reductions in advertising, public relations and other professional services.


     The Company has substantially limited sources of capital. As of September 30, 1997, the Company had net working capital of approximately $2.0 million. On December 23, 1997, the Company issued and sold 20,000 shares of Series A Preferred Stock to the Series A Preferred Holders for aggregate net proceeds of approximately $1.8 million. The proceeds will be used for general working capital purposes. Because the Company expects to continue to incur substantial operating losses, the Company will continue to use substantial sums of cash in its operations throughout the remainder of this calendar year, and possibly for an indefinite period thereafter. Accordingly, the Company will be required to obtain additional capital. No assurance can be given that the Company will be successful in its efforts to obtain additional capital, or that capital will be available on terms acceptable to the Company or on terms that will not significantly dilute the interests of existing stockholders. If the Company exhausts its current sources of capital and is not able to obtain additional capital, the Company will be required to undertake certain steps to continue its operations. Such steps may include immediate reduction of the Company's operating costs and other expenditures, including potential reductions of personnel and suspension of salary increases and capital expenditures. If such measures are not sufficient, the Company may elect to implement other cost reduction actions as the Company may determine are necessary and in the Company's best interests, including the possible sale of certain of the Company's assets. Any such actions undertaken may limit the Company's opportunities to realize continued increases in sales and the Company may not be able to reduce its costs in amounts sufficient to achieve break-even or profitable operations. If the Company exhausts its sources of capital, and subsequent cost reduction measures are not sufficient to allow the Company to achieve break-even or profitable operations, the Company will be forced to seek protection from its creditors.


     Net cash used in operating activities was $3,487,770 for the nine month period ended September 30, 1997. The Company has primarily financed its operations to date through public and private sales of equity securities and loans from its principal stockholders and affiliates. Net cash provided by financing activities was $5,726,490 and $439,712 during the nine month periods ended September 30, 1997 and 1996, respectively. During May 1997, the Company completed an initial public offering of its common stock, issuing 1,000,000 shares at a price of $6.00 per share. The net proceeds to the Company from the initial public offering were approximately $4,700,000. The Company has repaid all outstanding principal amounts loaned to the Company by stockholders and affiliates. During September 1997, the Company completed the issuance of the Debentures resulting in net proceeds to the Company of approximately $1.5 million.

     The Company spent $364,265 and $329,569 during the nine month periods ended September 30, 1997 and 1996, respectively, for the purchase of capital equipment. These amounts were expended primarily for computer equipment, communications equipment and software necessary for the Company to increase its presence in the Internet and Intranet applications marketplace. The Company's commitments as of September 30, 1997 consist primarily of leases on its Atlanta and Washington, DC facilities. At September 30, 1997, there were no material commitments for capital expenditures.

     Accounts receivable, net of allowance for doubtful accounts, totaled $657,163 as of September 30, 1997. Trade receivables are monitored by the Company through ongoing credit evaluations of its customers' financial conditions. The allowance for doubtful accounts is considered by management to be an adequate reserve for known and estimated bad debts of the Company. A revision in this reserve due to actual results differing from this estimate could have a material impact on the results of operations, financial position and liquidity of the Company.

  HISS ACQUISITION

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending December 31, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to an amount (the "Profit Cap") equal to HISS's net profits for the 12-month period ended December 31 immediately preceding the payment date; (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year; and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of Common Stock based upon the average trading price of the Common Stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject. Roger Nebel, Vice President and a director of the Company, owned 48% of HISS's outstanding capital stock and will be entitled to receive 48% of the Annual Earnouts. HISS was merged with and into the Company on September 11, 1996. The Company currently anticipates that any and all amounts earned under this Agreement shall be paid in the form of shares of the Company's common stock, rather than cash. HISS's gross revenues for the nine months ended September 30, 1997 were approximately $237,000.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("FAS 130") was issued. FAS 130 establishes standards for reporting and display of comprehensive income and its components. FAS 130 is effective for fiscal years beginning after December 15, 1997. The effect on the Company's financial statements will be immaterial. The Company will adopt FAS 130 on its effective date.

     In June 1997, Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131") was issued. FAS 131 is designed to improve the information provided in financial statements about the different types of business activities in which the enterprise engages and economic environments in which the enterprise operates. FAS 131 is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. The Company will adopt FAS 131 on its effective date. Such adoption will have no effect on net income of the Company.

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

                                    BUSINESS

GENERAL

     HomeCom develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet solutions in three areas: (i) customized software applications design, development and integration including, World Wide Web site development;
(ii) Internet outsourcing services; and (iii) security consulting and integration services. HomeCom's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies.

     HomeCom employs a team of highly trained Internet/Intranet software developers and multimedia and graphics professionals who design and develop specialized Internet/Intranet software applications. These applications enable companies to obtain and communicate vital business information, such as sales reports, order status systems, employee directories and client account information. The Company works closely with its customers to analyze and design Internet-based software solutions that facilitate the interactive exchange of business information. Through its experience in designing custom Internet solutions for businesses, HomeCom believes that it has developed and continues to develop in-depth knowledge concerning industry-specific Internet applications and requirements. The Company plans to leverage this knowledge to develop additional Internet-enabled applications targeted for vertical industries, including banking and financial services, and telecommunications.

     The Company believes that it has established a reputation as a provider of sophisticated interactive Web sites. The Company has developed more than 100 Web sites for clients in many diverse industries, including sites for AT&T, Synovus Financial Corporation ("Synovus"), SouthTrust Bank Corporation ("SouthTrust"), Norwest Corporation ("Norwest"), Marine Midland Bank ("Marine Midland"), Rainforest Cafe, Incorporated ("Rainforest"), Excalibur Group, a joint venture between Time Warner Cable and Time, Inc. ("Time Warner"), Brinker International ("Brinker"), Executrain Corporation ("Executrain"), American International Underwriters ("AIG"), and American Family Life Assurance Corporation ("AFLAC"). The Company has a highly trained staff that is able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, database integration and manipulation and sophisticated graphics, animation, sound and video. The Company uses its proprietary Post On The Fly(TM) software in designing and developing many of its Web sites.

     HomeCom also provides Internet outsourcing services and presently hosts more than 2,900 Web sites for clients in approximately 45 countries. HomeCom establishes and maintains the resources and facilities necessary to create and support a customer's Internet server. As a provider of Internet outsourcing services, HomeCom (i) advises its clients as to the appropriate hardware, including servers and routers, and software necessary to create an Internet server; (ii) coordinates the purchase of this hardware and software, including operating system and Internet server software; and (iii) provides the facilities to house and maintain the server. HomeCom provides network management, including all network functions, the maintenance of an environmentally conditioned, secure facility and access to the Internet.

     The Company has developed advanced software products that it presently includes in its custom applications. The Company has developed software, called Post On The Fly(TM), which enables non-technical users to add, retrieve and update information through the Internet or an Intranet using standard browser software. Post On The Fly(TM) Conference permits intuitive and easy conferences among employees, customers and business partners. The product uses database technology to archive the user's data, ideas and innovations for later retrieval and review. The Company's Marketplace product facilitates the creation and updating of an on-line store or catalog.

     HomeCom is also developing a suite of software modules known as the Personal Internet Banker (TM), Under the terms of the Company's business partner agreement with Unisys, HomeCom's suite of Personal Internet Banker (TM) software will be marketed as optional software available to purchasers of Unisys' Computer Systems Group enterprise server hardware. At the heart of HomeCom's banking applications suite is its

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

Personal Internet Banker (TM) software, a scaleable financial software package that maintains a customer's personal banking history and preferences for Internet banking.

     HomeCom's Internet security division provides security consulting services and solutions for businesses connecting to the Internet. The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and to provide consulting and integration services to companies seeking to communicate and transact business securely over the Internet.

     The Company markets its services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, Microsoft, Netscape and Unisys.


     The Company's staff of 29 full-time software engineers design and develop custom applications as well as run the Company's outsourcing services and design Web sites. The Company's software engineers have experience with various computer operating systems, including Sun Solaris, SGI's IRIX, Windows NT, Digital's Unix on the Alpha platform, Intel's Pentium Pro on BSDI Unix, Hewlett Packard's HP 9000 and Apple's Macintosh operating system. The software engineers write software programs using various tools and languages, including Perl, JAVA, CGI Programming, C and C++. The software engineers also have database expertise in Oracle, Informix, Sybase and SQL, and many software development tools. The Company's multimedia artists and engineers utilize many of the generally available software programs and tools such as Adobe Photoshop, MacroMedia Shockwave, RealAudio and VDOLive.


INDUSTRY OVERVIEW

  THE INTERNET AND THE WORLD WIDE WEB

     The Internet represents a global network of thousands of interconnected computers and computer networks. By using the Internet, businesses, individuals, educational institutions and government agencies communicate electronically to access and share information and conduct business. Open communications on the Internet are enabled by TCP/IP, an inter-networking protocol software standard. Advances in microprocessor technology and the development of Web technologies, such as Hypertext Markup Language ("HTML") technology (which allows users to move directly from one Web site to another) and advanced graphical user interface browser and search engine software, have made the Internet easier to navigate and more accessible to a larger number of users and for a broader range of applications. These recent technological advances have led to dramatic increases in the use of the Internet by businesses and individuals.

     The World Wide Web is a worldwide network of computer services that uses a special communications protocol, Hypertext Transfer Protocol ("HTTP"), that links different servers throughout the Internet and enables non-technical users to move from Web site to Web site easily and to access information using browser software. The development of the Web and Internet-based technologies has allowed fundamental and structural changes in the way information is published, distributed and retrieved, thereby lowering the cost of publishing information and expanding its potential reach. By facilitating the publishing and exchange of information, the Web dramatically increases the amount of information available to users. Businesses are increasingly recognizing that the Internet can enhance the delivery and exchange of information, both among their geographically dispersed locations and employees and with their business partners and customers. Businesses are also realizing that the Internet can facilitate relatively inexpensive, standards-based and easy-to-use methods for accessing and delivering business information, such as sales, marketing and distribution data. As a result, many businesses are using Web sites as a new medium for advertising, promotion, conferencing, technical support and exchange of information.

  WEB SITES

     A Web site is a collection of one or more electronic documents or "Web pages," which may contain graphics, text, audio and video information, which is available to a visitor accessing the Web site. Web sites can contain from one to hundreds of pages, and can be searched, retrieved and viewed through the use of widely available "browsers," such as Netscape Navigator or Microsoft Internet Explorer. Using Web browser

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

software, computer users can connect to a Web site by entering the site's unique electronic Web address, known as its Universal Resource Locator ("URL"). Users can navigate the Web sites by utilizing hypertext link capabilities contained in Web pages. Hypertext links are active areas on a Web page which, when selected by a user, automatically identify and display a specific page, which can be located anywhere else on the Web, thus enabling users to move from one Web page to another without specifying the underlying URL address. Web sites can vary significantly in complexity and interactivity. A simple Web site may display only text, and more complex sites may display colored text, graphics, pictures, sound, animation, video and database information.

     The Company believes that increased processor speed, higher telecommunications bandwidth (resulting in increased transmission speed) and the development of software standards have led to the growing acceptance of the Internet as a communications tool. As a result, many businesses are choosing to re-engineer their distribution, logistics, customer service and marketing functions into "Information Depots" accessible through their Web sites. Consequently, the Company believes that there is an expanding market for developers of sophisticated, graphically enhanced, interactive Web sites.

  ENTERPRISE NETWORKS AND INTRANETS

     As network technology has advanced, business-wide networking has evolved. Organizations have developed local area networks ("LANs") and have connected geographically dispersed LANs into wide area networks ("WANs"). Many LANs employ proprietary communications software, such as Novell NetWare. Today, in addition to proprietary protocols, an increasing number of businesses are using the Internet protocol TCP/IP for communications. TCP/IP facilitates communications over internal networks using Internet software tools and applications. An Intranet is a TCP/IP network inside a company that links the company's people and information in a way that makes information more accessible and facilitates navigation through all the resources and applications of the company's computing environment.

     Enterprise networks have increasingly used high-cost leased data lines to create private and secure LANs and WANs. Internet protocol network software now allows organizations to use the Internet for a lower-cost communications system by reducing long distance and leased line charges. Businesses now can expand the reach of and access to their internal information systems and enterprise applications to allow geographically dispersed facilities, remote offices, mobile employees, customers and business partners to access their networks through the Internet at lower communications costs. The integration of LANs and WANs through the Internet, plus the advancement of encryption security capabilities, has promoted the use of high-speed virtual private networks ("VPNs"), which may be maintained at a fraction of the operating cost of dedicated, leased line networks. VPNs that facilitate Internet banking, sales entry and express delivery shipment tracking services are examples of this fast-growing segment of the computing industry. The rapid growth of Intranets and VPNs has increased the need for specialized software applications that facilitate information delivery and communication using TCP/IP protocol.

  INTERNET SECURITY

     An integral part of developing Internet based software applications for businesses is protecting against unauthorized access to enterprise networks and corporate data. Examples of valuable corporate data include financial results, medical records, personnel files, research and development projects, marketing plans and credit information. Businesses are vulnerable to unauthorized access to this information both by employees and outside persons. Unauthorized access may go undetected by the computer user or network administrator. The Company believes that concerns about the security of data transmitted over the Internet have limited growth in the Internet's commercial use. As a result, the Company believes that there is a rapidly expanding need for the services of Internet security specialists.

  THE INTERNET-ENABLING PRODUCTS AND SERVICES MARKET

     The explosive growth of the Internet and World Wide Web has led to the rapid development of increasingly sophisticated and advanced TCP/IP-enabled software applications such as Web browsers and

HTML compatible server software. These Internet tools enable users to obtain and communicate information more efficiently and effectively. The Company believes that there is a rapidly growing need for businesses to expand and integrate their existing information and communications systems to take advantage of the global communications framework and advanced graphics capabilities of Internet-enabled systems. The Company also believes that businesses today face a paradigm shift from proprietary protocol based local area networks and wide area networks to Internet-enabled global communications systems. However, the Company believes that there is a need for high quality software applications designed to support these new systems.

THE HOMECOM SOLUTION

     HomeCom was established to provide advanced software applications and integration services to businesses seeking to take advantage of the Internet. Integration of existing business operations with new Internet technologies is a costly and complex undertaking which the Company believes requires a high level of expertise to complete effectively. HomeCom believes that many businesses do not have the in-house experience and expertise to establish effective Internet-based communications in order to increase their productivity and compete more effectively in the marketplace. Also, HomeCom believes that the growth of electronic commerce over the Internet has been impeded by the perceived lack of effective security components. Finally, the Company believes that there presently is a lack of specialized software applications to support the growing Internet market. Therefore, the Company believes that businesses will engage specialized firms like HomeCom to implement Internet solutions. HomeCom believes it is well positioned to become a leading Internet solutions provider for the following reasons:

     - HomeCom focuses on creating Internet "Information Depots" for clients, including sophisticated database integrated software applications and interactive Web sites, to provide valuable information to business' customers, prospects, employees, stockholders and business partners. This is in contrast to the public relations material that represents much of the content currently on Web sites.

     - The Company has assembled a team of professional programmers, database experts and graphic artists that is able to create advanced interactive Web sites with database integration that function as effective Information Depots. Through developing specialized Internet applications for clients in vertical industries, HomeCom's team attains valuable knowledge about industry specific Internet needs and solutions, which it uses to provide efficient, value-added services to its customers.

     - HomeCom's Internet security division furthers the Company's knowledge of, and expertise in, Internet security. As a result, the Company is able to include advanced security features to create a more comprehensive Internet solution.

     - The Company provides businesses with a "one stop shop" for Internet communications applications. The Company can provide applications development, Web site creation, Internet security and Web server outsourcing. By combining its advanced programming, database and security expertise with outsourcing capabilities, the Company intends to create next generation Internet business solutions.

HOMECOM BUSINESS STRATEGY

     The Company's objective is to be a leading provider of business communications solutions using Internet standard protocol technologies. The Company intends to achieve this position by implementing the following key elements of its growth strategy:

  DEVELOP AND MARKET INDUSTRY-SPECIFIC APPLICATIONS

     The Company develops specialized software applications and markets these applications to large businesses. The Company intends to focus on industry-specific applications such as banking, insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, human resources information directories, and collaborative and groupware environments. The Company's goal is to develop a reputation as a leading full-service Internet applications developer for specific vertical industries, including banking and financial services, and telecommunications.

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

  DEVELOP AND INTEGRATE ADVANCED SECURITY SERVICES

     HomeCom's Internet security division provides advanced security integration consulting services and develops Internet applications with high levels of integrated security. HomeCom's Internet security division is staffed by Internet software and integration security consultants with a broad range of Internet and Intranet security applications and integration experience to both commercial and government users. HomeCom intends to market these advanced services and applications both as part of a total package of Internet conversion services and as a single service. The Company's objective is to become a leading provider of integrated security services and applications to large business enterprises and to government agencies.

  EXPAND BY ACQUISITION

     The Internet/Intranet products and services market is highly fragmented. The Company is one of numerous Internet software applications and advanced multimedia developers who design, develop and provide Internet software products and services. In addition, a substantial number of client/server developers, database systems integrators and resellers provide services to established clients but do not provide Internet-based solutions for those clients. The Company will seek to make strategic acquisitions of companies that have developed specific industry expertise or have existing relationships with large businesses needing Internet/Intranet solutions. However, the Company has not entered into any agreement or commitment and is not a party to any negotiations for any such acquisition. Moreover, the Company has extremely limited sources of cash. Consequently, the Company has limited resources available to it to complete an acquisition and no assurance can be given that the Company will be able to successfully complete any acquisition.

PRODUCTS AND SERVICES

     HomeCom provides Internet/Intranet solutions in three integrated areas: custom software applications design, development and integration; Internet outsourcing services; and security consulting and integration services.

  CUSTOMIZED SOFTWARE APPLICATIONS FOR THE INTERNET

     HomeCom designs and develops specialized software applications that enable companies to obtain and communicate important business information through Internet standard protocol communications. To date, the Company has completed custom applications projects for clients such as Data Track Systems, Inc., Coverdell Insurance, Inc., AFLAC and Vital Integration Solutions, Inc.

     The Company works closely with its customers to analyze and design specifications for Internet standard software applications. To begin a custom applications project, the Company's customers generally either request a proposal from the Company or meet with Company personnel to discuss their Internet/Intranet communications needs. The Company generally analyzes the customers' present system and provides a recommendation and a quotation. A typical quotation specifies a fixed fee for significant design and development activities, a variable fee for maintenance support services, and includes pricing for equipment, software and communications. Criteria for pricing these services include the complexity of the project, the amount of custom programming required, the anticipated usage and traffic and the level of security required. The Company's custom application projects have generated fees ranging from approximately $40,000 to approximately $200,000.

     HomeCom is an established provider of advanced Web site design and implementation services, having developed more than 100 Web sites for clients in many industries. The Company has a highly trained staff able to design Web sites ranging from basic "inquiry only" sites to complex, interactive sites capable of providing on-line commerce, data base integration and manipulation, sophisticated graphics, animation, sound and other multimedia content.

     The Company has developed a standard process for the design and implementation of Web sites. Initially, the Company's creative director and project manager meet with the customer to discuss its current methods for serving its customers, employers and suppliers, as well as its objectives and marketing needs. Prices for the design of Web sites currently range from $5,000 to more than $100,000.

     The Company's staff of software engineers uses a variety of computer operating systems, tools and language to develop Web sites. In particular, the Company's software engineers have developed a high level of expertise using C, C++, Perl, JAVA and CGI programming languages. These programmers write complex computer programs to create special features on a Web site. In addition, they regularly assess new applications and tools that may assist the Company in providing leading edge Web site services.

     The Company's graphics designers create sophisticated Web sites which include functions such as interactive on-line commerce, 3-D modeling, virtual reality and audio and video creation and editing. The Company's staff of professional artists, multimedia programmers and graphic designers develops Web sites to meet the customers' creative needs. HomeCom and its clients have won several awards for Web sites created by HomeCom, including the MGM-UA "Top 10," Point "Top 5% of All Web Sites" and Magellan "Four Star Site." The Company intends to continue to recruit the best available multimedia artistic talent.

     During the first nine months of 1996 and 1997, custom Internet and Intranet applications and integration services (including hardware resales) accounted for approximately 74% and 56%, respectively, of the Company's net sales.

  INTERNET OUTSOURCING SERVICES

     HomeCom provides full service Internet network outsourcing services, consisting of Web site and Internet application hosting and facilities, which it markets both as an integrated part of its full-service Internet solution and as a separate service. HomeCom's customers utilize the Company to maintain the customers' Internet servers and network functions at facilities located at HomeCom's Network Operations Center ("NOC"). HomeCom presently hosts approximately 2,900 Web sites. HomeCom's NOC is housed in Class A office space with 24-hour manned on-premises security. Access to the NOC computer room is key-card secured. HomeCom provides its Internet outsourcing services through multiple leased T1 and T3 data lines. See "Facilities."

     Because the Company is an established provider of these services, conducts its operations using sophisticated technologies and operates in Class A office space, it believes it can compete effectively to provide Internet outsourcing services for large businesses. At the same time, because the Company prices its outsourcing services competitively, it believes it can compete effectively for the hosting services of small business and individuals.

     The Company maintains the file servers for a customer's Web site for a monthly fee. Presently, the monthly fees range from approximately $25 to $3,000. Pricing levels vary depending on the amount of storage used on the file server. The Company also provides ongoing maintenance, problem correction and periodic updates, as well as outsourcing services for customers who own their own equipment.

     During the first nine months of 1996 and 1997, Internet outsourcing services generated approximately 14% and 33%, respectively, of the Company's total revenues.

  INTERNET SECURITY SERVICES

     In August 1996, HomeCom acquired an Internet security division to provide security solutions for businesses connecting to the Internet. See "Certain Transactions." The Company plans to develop and integrate advanced value-added security features into its custom software applications and products, and provide consulting and integration services to companies seeking to communicate securely and transact business over the Internet.

     The Company's objective is to provide its customers with a comprehensive family of integrated network security solutions. The Internet security division will assess the customer's needs and recommend and install "firewalls," encryption and authentication applications, other repudiation techniques and secured networks.

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

Management of the Internet security division has experience in performing Internet security services for the federal government.

     During the first nine months of 1996 and 1997, Internet security services generated approximately 0% and 8%, respectively, of the Company's net sales.

SALES AND MARKETING

     The Company markets its services through its direct sales force, print advertising and its own Web site. The Company also generates customer leads through its business partner relationships with leading technology companies such as AT&T, Microsoft, Netscape and Unisys. The Company is focusing its marketing on large businesses with industry-specific applications needs in areas such as insurance and real estate sales force data systems, financial institution client account access systems, inventory order entry systems, parts databases and collaborative and groupware environments. The Company also utilizes traditional print and media marketing strategies to enhance Company and product name recognition.

CUSTOMERS

     During 1996 and the first nine months of 1997, no customer accounted for more than 10% of the Company's total net sales. Because substantially all of the Company's customers have retained the Company for a single project, customers from whom the Company generated substantial revenue in one quarter generally have not been a substantial source of revenue in a subsequent quarter.

FACILITIES

     The Company occupies approximately 17,000 square feet in two office buildings in Atlanta, Georgia under leases expiring in March 2001 and October 2002. These facilities serve as the Company's headquarters and computer center. The Company also has an office in Vienna, Virginia occupying approximately 6,000 square feet under a lease expiring in June 2002.

     The Company's Internet services are maintained in its key-card access-secured, dual Leibert air-conditioned NOC in Class A office space near the Company's principal offices. Company personnel monitor server and network functions on a 24 hour per day, 7 days per week basis. Back-up servers replace production servers in the event of failure or down time. Tape back-ups are performed on a daily basis and transported to secure off-site storage. Each server is SNMP managed and utilizes devices located on a separate network to notify network personnel by pager in the event of problems that are not otherwise detected by HomeCom's own SNMP.

     All power supplied to the NOC computer room is supplied by two separate power substations through American Power Conversion Matrix UPS lines, with back-up battery power. Telecommunications are provided to the computer room through multiple leased T1 and T3 lines directly connected to the T3 Internet provided by interexchange carriers. Each T1 and T3 line is provisioned on separate local carrier fiber optics using the latest SONET and FDDI technology. Telecommunications lines are provided through two physically diverse entrance facilities. The Company has acquired and installed multiple Cisco routers for connection to the Internet, which automatically redistribute traffic load in the event of telecommunications failure.

     The Company believes that the properties which it currently has under lease are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the lease on either of these facilities, it could find other suitable facilities with no material adverse effect on the Company's business.

COMPETITION

     The market for specialized Internet applications is highly competitive, and the Company expects that this competition will intensify in the future. In providing specialized software design and development, the Company competes with numerous businesses that also provide software design and development services, companies that have developed and market application specific Internet software products, companies that provide software tools that enable customers to develop specific Internet-enabled software applications and companies that choose to develop Internet application products internally. Andersen Consulting, L.L.P., Electronic Data Systems Corporation ("EDS"), International Business Machines Corporation ("IBM") and Cap Gemini America are significant custom software developers, integrators and resellers whose services include a broad range of Internet and Intranet software applications design and development services. Companies such as Broadvision, Inc., Edify Corporation and Security First Network Bank have developed application specific Internet software products that are broadly marketed and licensed and perform such functions as interactive one-to-one marketing, human resources benefits inquiry, enrollment and training and Internet banking. In addition, companies that offer and sell client/server based Internet-enabled software products, such as Netscape and Microsoft, may in the future bundle software capabilities and applications with existing products in a manner which may limit the need for software capabilities and application services such as those offered by the Company. The Company also competes with the information technology departments of significant business enterprises who may choose to design and develop their Internet applications internally. The emergence of sophisticated software products and tools that enable companies to build customized Internet-enabled software applications internally also may have the effect of encouraging internal development and, thus, may materially reduce the demand for the Company's custom software application services.

     The Company's Web site development services face competition from a variety of sources, from small operations to large global competitors like EDS and Computer Sciences Corporation. The Company believes Web site development presently is a fragmented market, with no business commanding a dominant share. HomeCom believes that as Web sites increase in interactivity and complexity, Web site development companies will increasingly need to maintain an integrated team of Intranet-enabled software engineers, advanced graphics programmers, multi-media artists and Internet security experts in order to compete effectively for large business customers. Consequently, HomeCom believes that it will need to continue to expand its personnel and work to maintain leading edge technology capabilities in order to remain competitive. Although there is likely to be a continuing market for individual Web site development, the Company intends to continue to focus its Web site development services on large businesses with complex interactive requirements.

     The Company's Internet outsourcing services face competition from numerous large and small competitors that provide comparable outsourcing services. Such competition includes BBN Planet, AT&T, MCI Communications Corporation ("MCI"), IBM, EDS and WorldCom, Inc., as well as numerous regional Internet outsourcing services providers.

     The Company's security services division faces competition from many sources, including companies that provide security consulting services and companies that market specific Internet-based security solutions. Such competitors include Digital Equipment Corporation, IBM, Andersen Consulting, L.L.P. and EDS. In addition, many companies currently market Internet-based application-specific software products that incorporate security and confidentiality features and functions.

     The Company believes that the rapid expansion of the market for Internet software applications will foster the growth of many significant competitors performing comparable services and offering comparable products to those offered by the Company. The Company competes on the basis of creative talent, price, reliability of services and responsiveness. Many of the Company's current and prospective competitors have substantially greater financial, technical, marketing and other resources than the Company. The Company believes that it presently competes favorably with respect to each of its various service offerings. There can be no assurance that the Company's present and proposed products will be able to compete successfully with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and operating results.

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INTELLECTUAL PROPERTY RIGHTS

     In accordance with industry practice, the Company relies primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. The Company has a registered service mark for its logo, and has applied for federal registration of the names "HomeCom(TM)," "Post On The Fly(TM)" and "Personal Internet Banker(TM)." Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop competing products and services. In distributing its software products, the Company intends to rely primarily on "shrink wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company does not believe that any of its proposed products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the United States, various states and foreign jurisdictions. The Company routinely enters into non-disclosure and confidentiality agreements with employees, vendors, contractors, consultants and customers.

     There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. The Company believes that, due to the rapid pace of Internet innovation and related software industries, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of its technology.

EMPLOYEES


     At January 27, 1998, the Company employed 46 full-time employees, of whom 29 were technical personnel engaged in maintaining or developing the Company's products or performing related services, 7 were marketing and sales personnel and 10 were involved in administration and finance.


INSURANCE

     The Company maintains liability and other insurance that it believes to be customary and generally consistent with industry practice. The Company believes that such insurance is adequate to cover potential claims relating to its existing business activities.

GOVERNMENT REGULATION

     The Telecommunications Act of 1996 (the "1996 Telecommunications Act"), which became effective on February 8, 1996, imposes criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet. The 1996 Telecommunications Act also imposes criminal liability on an entity knowingly permitting facilities under its control to be used for those activities. The constitutionality of these provisions was successfully challenged in federal district court and ultimately found unconstitutional by the United States Supreme Court in Reno v. American Civil Liberties Union.

     Except for the 1996 Telecommunications Act, the Company does not believe that it is currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and believes that there are currently few laws or regulations directly applicable to Web site service companies. The Federal Communications Commission is studying the possible regulation of the Internet. Any such regulations adopted by the Federal Communications Commission may adversely impact the manner in which the Company conducts its business. It is possible that a number of additional laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's products and services and increase the Company's cost of doing business or cause the Company to modify its operations, or otherwise have an adverse effect on the Company's business, financial condition and operating results. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, libel, and personal privacy is uncertain. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business. In addition, Web site developers such as the Company face potential liability for the actions of customers and others using their services, including liability for infringement of intellectual property rights, rights of publicity, defamation, libel, fraud, misrepresentation, unauthorized computer access, theft, tort liability and criminal activity under the laws of the U.S., various states and foreign jurisdictions. Any imposition of liability could have a material adverse effect on the Company.

     In addition, the Company's network services are transmitted to its customers over dedicated and public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. Changes in the regulatory environment relating to the telecommunications and media industry could have an effect on the Company's business, including regulatory changes which directly or indirectly affect use or access of the Internet or increase the likelihood or scope of competition from regional telephone companies, could have a material adverse effect on the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names of the directors and executive officers of the Company, their ages as of September 30, 1997 and certain information about them are set forth below.


                NAME                    AGE                          POSITION
                ----                    ---                          --------
Harvey W. Sax........................   46     President, Chief Executive Officer and Director
Nat Stricklen........................   54     Senior Vice President and Director
Krishan H. Puri......................   32     Executive Vice President and Director
Gia Bokuchava, Ph.D..................   32     Chief Technical Officer and Director
Roger J. Nebel.......................   44     Vice President and Director
Carl W. Peede........................   50     Senior Vice President and Chief Operating Officer
Norman H. Smith......................   34     Chief Financial Officer
Gregory Abowd, Ph.D.(1)..............   33     Director


---------------

(1) Member of the Audit and Compensation Committees.

     HARVEY W. SAX is a founder of the Company and has served as President and Chief Executive Officer of the Company since January 1995 and as Chairman of the Board of Directors since September 1997. He was Secretary of the Company from December 1994 until January 1995. From October 1994 until December 1995, when he began working as a full-time employee of the Company, Mr. Sax served as a Vice President of Oppenheimer & Co., Inc. From February 1993 until September 1994, Mr. Sax served as a Senior Vice President of D. Blech & Co. From July 1992 until February 1993, Mr. Sax was a Vice President of PaineWebber, Inc. From January 1989 until July 1992, Mr. Sax was a Vice President of Bear, Stearns & Co. Inc. Mr. Sax received a Bachelor of Arts degree from Emory University in 1972. Mr. Sax has been a member of the Board of Directors since December 1994.

     NAT STRICKLEN has served as Senior Vice President of the Company since January 1996. Mr. Stricklen was President of the Company from December 1994 until January 1995, and Vice President and Secretary of the Company from January 1995 until January 1996. For more than 25 years prior to joining the Company in December 1994, Mr. Stricklen was employed by IBM where from 1988 until November 1994 he was the senior product manager for the IBM Link product used for electronic communication for IBM employees and business partners. Mr. Stricklen was a member of the team that developed the original IBM Internet home page. Mr. Stricklen received a Bachelor of Science degree in Data Processing and Application Systems Design from Washington University in 1975. Mr. Stricklen has been a member of the Board of Directors since December 1994.


     KRISHAN H. PURI has served as Executive Vice President of the Company since February 1996, and was a member of its former Board of Advisors from May 1995 until August 1996. From March 1994 until January 1996, Mr. Puri was a Senior Management Consultant with Deloitte & Touche Consulting Group in its telecommunications practice. From March 1992 until March 1994, Mr. Puri served as a Senior Engineer for International Communications Network Services for British Telecom and MCI's Concert joint venture in Atlanta, Georgia. From March 1990 until March 1992, Mr. Puri was a network analyst with Sprint Corporation, a long distance telecommunications company. Mr. Puri received a Bachelor of Science degree in Electrical Engineering from Georgia Institute of Technology in 1987 and a Master of Business Administration degree from Georgia State University in 1992. Mr. Puri has been a member of the Board of Directors since September 1996.


     GIA BOKUCHAVA, PH.D., has served as the Company's Chief Technical Officer since August 1995. Dr. Bokuchava served as a visiting professor at Emory University from September 1994 until August 1995 and was employed by the National Library of Medicine, assisting in the development of Internet based applications, from January 1995 until August 1995. From July 1990 until September 1994, Dr. Bokuchava was the Director of The Computer Center at the Institute of Mechanical Engineering at Georgia Technical University, Tblisi, Georgia (formerly a part of the Soviet Union). Dr. Bokuchava has taught computer science as a visiting associate professor at the Universities of Moscow and China. Dr. Bokuchava received a doctorate in theoretical physics from Georgia Technical University, Tblisi, in 1990. Dr. Bokuchava has been a member of the Board of Directors since September 1996.


     ROGER J. NEBEL has served as Vice President of the Company since August 1996. From May 1991 until July 1996, Mr. Nebel was a Department Manager (May 1991 to February 1993) and Senior Manager -- Enterprise Assurance (March 1993 to July 1996) for PRC, Inc., a subsidiary of Litton Industries, Inc., which provides information technology consulting and systems integration services for governments and businesses. Mr. Nebel received a Bachelor of Science degree in Engineering from California Coast University in 1990 and a Master of Science degree in Management from National-Louis University in 1993. Mr. Nebel has been a member of the Board of Directors since September 1996.


     CARL W. PEEDE has served as Senior Vice President and Chief Operating Officer of the Company since November 1997. Mr. Peede joined HomeCom in June 1997 as Senior Vice President and General Manager of Software Products. From June 1996 to April 1997, Mr. Peede was employed by NetManage, Inc., located in Cupertino, California, where he was the Senior Vice President of Worldwide Marketing. From September 1994 to May 1996, Mr. Peede was the Vice President of Worldwide Marketing at Attachmate/DCA in Bellevue, Washington prior to joining NetManage, Inc. From January 1993 to September 1994, Mr. Peede managed the marketing effort for Wall Data, Inc., a high-growth company in Redmond, Washington. He began his career in 1970 with AT&T Western Electric in Atlanta as a Project Manager after graduating with a BSEE from Georgia Institute of Technology and an MBA from Georgia State University, both in Atlanta, Georgia.

     NORMAN H. SMITH has served as Chief Financial Officer of the Company since May 1997. Before joining the Company, Mr. Smith was employed by First Image Management Company, a division of First Data Corporation, from January 1990 to May 1997. Mr. Smith served in a number of accounting and finance positions with First Image, most recently as Executive Director of Finance for the Data Acquisition Division based in Lexington, Kentucky. Prior to that, Mr. Smith was employed by Deloitte & Touche as a Senior Accountant in its audit practice. Mr. Smith received a Master of Business Administration from Xavier University in 1991 and a Bachelor of Business Administration from Eastern Kentucky University in 1985.

     GREGORY ABOWD, PH.D., has been an assistant professor in the College of Computing at the Georgia Institute of Technology since August 1994, where he is a member of the Software Systems Design Group. From October 1989 until August 1994, Dr. Abowd held post-doctoral positions with the Human Computer Interaction Group at the University of York in England (October 1989 until September 1992) and with the Software Engineering Institute and Computer Science Department at Carnegie Mellon University (September 1992 until August 1994). From October 1989 until September 1992, Dr. Abowd was a student at the University of Oxford, where he attended as a Rhodes Scholar. Dr. Abowd received a Bachelor of Science degree in Mathematics from the University of Notre Dame in 1986 and a Master of Science degree in Computation and a Doctorate of Philosophy in Computation from the University of Oxford in 1987 and 1991, respectively. Dr. Abowd has been a member of the Board of Directors since September 1996.

     The Company's Board of Directors is divided into three classes. The Class I director (Dr. Abowd) serves until the 1998 Annual Meeting of Stockholders, the Class II directors (Dr. Bokuchava and Messrs. Puri and Nebel) serve until the 1999 Annual Meeting of Stockholders and the Class III directors (Messrs. Sax and Stricklen) serve until the 2000 Annual Meeting of Stockholders. Upon election, each class serves a three-year term. The classification of the Board of Directors could have the effect of making it more difficult for a third party to acquire control of the Company. Officers are elected at the first Board of Directors meeting following the stockholders meeting at which directors are elected, and officers serve at the discretion of the Board of Directors. Each executive officer of the Company was chosen by the Board of Directors and serves at the pleasure of the Board of Directors until his or her successor is appointed or until his or her earlier resignation or removal in accordance with applicable law. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

     The Board of Directors has two standing committees: a Compensation Committee and an Audit Committee. The Compensation Committee provides recommendations to the Board of Directors concerning salaries and incentive compensation for officers and employees of the Company. The Audit Committee recommends the Company's independent auditors and reviews the results and scope of audit and other accounting-related services provided by such auditors. As a result of the September 1997 resignation of Winn Schwartau from the Board of Directors., Dr. Abowd serves as the sole current member of the Compensation and Audit Committees. The Company intends to replace Mr. Schwartau with a nonemployee member in the near future.

DIRECTOR COMPENSATION

     Directors do not receive any cash compensation for their services as members of the Board of Directors but are reimbursed for their reasonable travel expenses in attending Board of Directors and committee meetings. Directors who are not employees of the Company are eligible to receive automatic grants of stock options under the Company's Non-Employee Directors Stock Option Plan, and may receive additional grants of options under such plan at the discretion of the Compensation Committee of the Board of Directors. See "Stock Option
Plan -- Non-Employee Directors Stock Option Plan." The Company may in the future establish a policy for compensating members of the Board of Directors for attending Board of Directors or committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, compensation of executive officers of the Company was determined by Harvey W. Sax, the Company's President and Chief Executive Officer. In September 1996, the Company established a Compensation Committee to review the performance of executive officers, establish overall employee compensation policies and recommend salaries and incentive compensation for officers and employees of the Company. No member of the Compensation Committee is or will be an executive officer of the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued by the Company in 1996 for its Chief Executive Officer and each executive officer of the Company whose total annual salary and bonuses determined at December 31, 1996 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                           ANNUAL COMPENSATION    COMPENSATION AWARDS
                                           -------------------    --------------------
                                                                  NUMBER OF SECURITIES     ALL OTHER
     NAME AND PRINCIPAL POSITION(1)         SALARY      BONUS      UNDERLYING OPTIONS     COMPENSATION
     ------------------------------        ---------    ------    --------------------    ------------
Harvey W. Sax............................   $100,000      $0               -0-                -0-
President, Chief Executive Officer

---------------

(1) Other than its President and Chief Executive Officer, the Company had no executive officer whose salary and bonuses exceeded $100,000 in 1996.

     As of September 30, 1997, the annual salaries for the Company's executive officers were as follows: Harvey W. Sax, President and Chief Executive Officer ($135,000); Nat Stricklen, Senior Vice President ($75,000); Norm Smith, Chief Financial Officer ($67,500); Krishan Puri, Executive Vice President ($100,000); Gia Bokuchava, Ph.D., Chief Technical Officer ($90,000); Roger Nebel, Vice President ($100,000); and Carl Peede, Chief Operating Officer ($115,000). Pursuant to the employment agreements with Dr. Bokuchava and Mr. Puri, each is eligible to receive cash bonuses to repay certain promissory notes issued by them to the Company in connection with their purchase of shares of Common Stock from the Company in August 1996. See "Certain Transactions." Each of the Company's executive officers also is eligible to receive cash bonuses to be awarded at the discretion of the Compensation Committee of the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning options granted to the Named Executive Officer during the year ended December 31, 1996:

                               INDIVIDUAL GRANTS

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF
                                        NUMBER OF    PERCENT OF                                 STOCK PRICE
                                        SECURITIES      TOTAL      EXERCISE                   APPRECIATION FOR
                                        UNDERLYING   GRANTED TO     OR BASE                    OPTION TERM(2)
                                         OPTIONS      EMPLOYEES    PRICE PER   EXPIRATION   --------------------
          EXECUTIVE OFFICER             GRANTED(1)   FISCAL YEAR     SHARE        DATE        5%           10%
          -----------------             ----------   -----------   ---------   ----------   -------      -------
Harvey W. Sax.........................     -0-            --           --           --           --           --

OPTION EXERCISES IN LAST FISCAL AND YEAR-END OPTION VALUES

     The following table sets forth the aggregate dollar value of all options exercised, and the total number of unexercised options held, on December 31, 1996 by the Named Executive Officer:

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                   SHARES                      DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
       EXECUTIVE OFFICER         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       -----------------         -----------   --------   -----------   -------------   -----------   -------------
Harvey W. Sax..................      -0-           --          --             --             --             --

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Harvey W. Sax, its President and Chief Executive Officer, which provides a five year term commencing on January 1, 1996, subject to automatic extension for an additional one year on each one-year anniversary of the agreement. This employment agreement is subject to early termination as provided therein, including termination by the Company "for cause" (as defined in the employment agreement). The employment agreement provides for an annual base salary of $150,000 (which is currently reduced to $135,000 by voluntary agreement of Mr. Sax), and for bonus compensation to be awarded at the discretion of the Compensation Committee of the Board of Directors.

STOCK OPTION PLANS

     Employee Stock Option Plan. The Company's Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. The purpose of the Stock Option Plan is to provide incentives for officers and key employees to promote the success of the Company, and to enhance the Company's ability to attract and retain the services of such persons. The Company has reserved 600,000 shares of Common Stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Code or (ii) non-qualified stock options. Stock options may be granted under the Stock Option Plan for all employees of the Company, or of any present or future subsidiary or parent of the Company. The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to determine exercise prices applicable to the options, the eligible employees or consultants to whom options may be granted, the number of shares of Common Stock subject to each option and the terms upon which options are exercisable. The Compensation Committee has the authority to interpret the Stock Option Plan and to prescribe, amend and rescind the rules and regulations pertaining to the Stock Option

Plan. No option is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by such optionee.

     Any incentive stock option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant (or less than 110% of fair market value in the case of holders of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company). Non-qualified stock options may be granted at the exercise price established by the Compensation Committee, which will not be less than 85% of the fair market value of the Common Stock on the date of grant.

     Each option granted under the Stock Option Plan is exercisable for a period not to exceed ten years from the date of grant (or five years in the case of a holder of 10% or more of the total combined voting power of all classes of stock of the Company or a subsidiary or parent of the Company) and shall lapse upon expiration of such period, or earlier upon termination of the recipient's employment with the Company, or as determined by the Compensation Committee.


     As of January 27, 1998, options to purchase 537,160 shares of Common Stock were outstanding under the Stock Option Plan at exercise prices ranging from $3.69 to $8.06 per share and at a weighted average exercise price of $4.75 per share. All outstanding options vest 25% per year from their date of grant.


     Non-Employee Directors Stock Option Plan. The Company's Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan") was adopted by the Company's stockholders in September 1996 and amended in October 1996. The Company has reserved 300,000 shares of Common Stock for issuance under the Non-Employee Directors Plan.

     The Non-Employee Directors Plan provides for the automatic granting of non-qualified stock options to directors who are not officers or employees of the Company ("Non-Employee Directors"). Each Non-Employee Director who is first appointed or elected to the Board of Directors is granted an option to purchase 10,000 shares of Common Stock. Also, each Non-Employee Director automatically receives an option to purchase 5,000 shares of Common Stock on the date of each annual meeting of the Company's stockholders. The Non-Employee Directors Plan also allows the Compensation Committee to make extraordinary grants of options to Non-Employee Directors. All options granted under the Non-Employee Directors Plan vest 50% per year of service by the Non-Employee Director on the Board of Directors. No option is transferable by the optionee other than by will or laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The exercise price of all options will be the fair market value of the shares of Common Stock on the date of grant, and the term of each option may not exceed seven years. The Non-Employee Directors Plan will continue in effect for a period of ten years unless sooner terminated by the Board of Directors.

     During September 1996, Dr. Abowd was granted an option under the Non-Employee Directors Plan to purchase 10,000 shares of Common Stock at an exercise price of $6.50 per share.

     Employee Stock Purchase Plan. The Company's Employee Stock Purchase Plan (the "Stock Purchase Plan") became effective on March 1, 1997. A total of 150,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan. The Stock Purchase Plan is intended to qualify under sec. 423 of the Code. The purpose of the Stock Purchase Plan is to encourage and enable employees of the Company to acquire a proprietary interest in the Company through ownership of shares of Common Stock. Eligible employees of the Company will purchase shares of Common Stock at 85% of fair market value and the Company will partially subsidize purchases under the Stock Purchase Plan and will pay the expenses of its administration.

     An employee electing to participate in the Stock Purchase Plan must authorize a stated dollar amount or percentage of the employee's regular pay to be deducted by the Company from the employee's pay during each of four quarterly payroll deduction periods (each a "Purchase Period"). Purchase Periods begin on January 1, April 1, July 1 and October 1 of each calendar year during which the Stock Purchase Plan is in effect. The Company is deemed on the last day of each Purchase Period to have granted a purchase right to each participant as of the first day of the Purchase Period to purchase as many full and fractional shares of Common Stock as can be purchased with the participant's payroll deductions. On the last day of the Purchase Period, the participant will be deemed to have exercised this option, at the option price, to the extent of such participant's accumulated payroll deductions. In no event, however, may the participant purchase Common Stock having a fair market value (measured on the first business day of the Purchase Period) of greater than $25,000 during a calendar year. The option price under the Stock Purchase Plan is equal to 85% of the fair market value of the Common Stock on either the first business day or the last business day of the applicable Purchase Period, whichever is lower.

     The initial Purchase Period under the Stock Purchase Plan will begin at a date to be determined by the Board of Directors (the "Initial Purchase Period"). With respect to the Initial Purchase Period, an employee electing to participate in the Stock Purchase Plan may authorize a stated dollar amount of the employee's regular pay to be deducted by the Company from the employee's pay during the Initial Purchase Period, or the employee may make a direct cash contribution to his or her account under the Stock Purchase Plan. On the last day of the Initial Purchase Period, the Company will be deemed to have granted a purchase right to each participant to purchase as many full and fractional shares of Common Stock as can be purchased with the participant's payroll deductions and cash contributions, as of the first business day after the date of this Prospectus.

     Employees of the Company who have completed six full months of service with the Company and whose customary employment is more than 20 hours per week and five or more months per calendar year are eligible to participate in the Stock Purchase Plan. An employee may not be granted an option under the Stock Purchase Plan if after the granting of the option such employee would be deemed to own 5% or more of the combined voting power of value of all classes of stock of the Company. As of September 30, 1997, approximately 40 employees would have been eligible to participate in the Stock Purchase Plan. An employee's rights under the Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of, except by will or the laws of descent and distribution. An employee's rights under the Stock Purchase Plan terminate upon termination of his or her employment for any reason, including retirement. Upon such termination, the Company will refund the employee's payroll deductions or contributions made during the Purchase Period.

     An employee may not sell shares of Common Stock purchased under the Stock Purchase Plan until the later of: (i) 180 days after the date of this Prospectus; or (ii) the first day of the second Purchase Period following the Purchase Period in which the option for such shares was granted.

     The Stock Purchase Plan is administered by the Compensation Committee. No member of the Board of Directors will be eligible to participate in the Stock Purchase Plan during the period he or she serves as a member of the Compensation Committee. The Compensation Committee may terminate or amend the Stock Purchase Plan at any time. However, any termination or amendment may not affect or change purchase rights previously granted under the Stock Purchase Plan without the consent of the affected participants. Also, any amendment that materially increases the benefits or number of shares under the Stock Purchase Plan (except for adjustments due to changes in the Company's capital structure) or that materially modifies the eligibility requirements of the Stock Purchase Plan will be subject to stockholder approval. If not sooner terminated by the Compensation Committee, the Stock Purchase Plan will terminate at the time that all authorized shares of Common Stock reserved for grant under the Stock Purchase Plan have been purchased.


     401(k) Profit Sharing Plan. The Company's Board of Directors has approved the adoption of a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. This plan has not yet been implemented. In general, all employees of the Company will be eligible to participate. The 401(k) Plan will include a salary deferral arrangement pursuant to which participants may contribute amounts not to exceed limitations imposed by the Code. Subject to certain Code limitations, the Company may make a matching contribution of up to $1,000 of the salary deferral contributions of participants at a rate of 50% of the participant's contributions, up to 4% of the participant's salary. The Company may also make an additional contribution to the 401(k) Plan each year at the discretion of the Board of Directors. A separate account will be maintained for each participant in the

401(k) Plan. The portion of a participant's account attributable to his or her own contributions will be 100% vested. The portion of the account attributable to Company contributions (including matching contributions) will vest after 5 years of service with the Company. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment or in installment payments.

AGREEMENTS WITH EMPLOYEES

     Principal employees of the Company, including executive officers, are required to sign an agreement with the Company (i) restricting the ability of the employee to compete with the Company during his or her employment and for a period of eighteen months thereafter, (ii) restricting solicitation of customers and employees following employment with the Company, and (iii) providing for ownership and assignment of intellectual property rights to the Company.

                              CERTAIN TRANSACTIONS

     During the period December 1994 through December 1995, Harvey W. Sax, the Company's President and Chief Executive Officer, loaned a total of approximately $63,497 to the Company pursuant to a promissory note payable by the Company on September 12, 2000, which accrues interest at the prime rate plus 1% per annum. The Company used approximately $56,000 of the net proceeds of its initial public offering to repay the remaining outstanding amounts owed under this promissory note.

     In February 1996, in connection with a recapitalization of the Common Stock, the Company issued 787,844 shares of Common Stock to Harvey W. Sax, its President and Chief Executive Officer and then its sole stockholder, for $.001 per share. In December 1994, the Company granted Nat Stricklen, a co-founder and director of the Company, an option to acquire, for an aggregate exercise price of $10.00, shares of Common Stock which, when issued, would represent approximately 10% of the issued and outstanding Common Stock. Mr. Stricklen exercised this option in February 1996 and received 93,070 shares of Common Stock.

     In February 1996, the Company (i) sold for $.0001 per share 335,052 shares to Margery Germain; and (ii) issued to Mark Germain for $200,000 an unsecured promissory note due September 1997 in the principal amount of $200,000 and bearing interest at the rate of 8% per annum. Pursuant to the terms of the promissory note with Mr. Germain, in May, 1997 the Company issued Mr. Germain 33,333 shares of Common Stock in repayment of the $200,000 outstanding principal balance of this note.

     Mr. David A. Blech, Mrs. Esther Blech and the Edward A. Blech Trust (collectively the "Blech Interests") have agreed in writing with the Nasdaq Stock Market, Inc. that, for a period of three years from the date of their original purchases of securities from the Company, none of them will sell, transfer, assign, pledge or hypothecate any shares of Common Stock. Gifts of shares of the Common Stock are permitted provided that the recipient of such gift agrees in writing to be bound by the terms of the agreement. The Blech Interests further agreed that while the Common Stock is listed on any Nasdaq market, there will be no financial relationship between David Blech or any of the foregoing Blech Interests, on the one hand, and the Company, on the other hand; that the direct or indirect ownership of shares of Common Stock held by Mr. David A. Blech and/or the Blech Interests may not exceed 5% of the Common Stock; and that there may be no advisory relationship between Mr. David A. Blech and the Company. To the best of the Company's knowledge and belief, the Blech Interests beneficially own less than 5% of the Common Stock.

     In August 1996, Harvey W. Sax, the Company's President and Chief Executive Officer, contributed 3,956 shares of Common Stock to the Company.

     In August 1996, the Company issued and sold to six of its employees an aggregate of 102,855 shares of Common Stock for a total of $468,004, payable through the issuance of promissory notes payable in four equal annual installments, bearing interest at 8% per annum and secured by the shares of Common Stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. Gia Bokuchava, Ph.D., Chief Technical Officer and a director, and Krishan Puri, Executive Vice President and a director, purchased 39,559 and 29,669 shares of Common Stock, respectively, in this transaction. Mr. Vinod Keni, a former director, purchased 3,955 shares in this transaction. The Company has agreed with Mr. Keni that all 11,865 options to acquire Common Stock held by Mr. Keni (at a weighted average exercise price of $5.16 per share) shall continue to vest as if Mr. Keni were still employed by the Company. The Company also agreed to cancel and forgive indebtedness of approximately $18,000 represented by the promissory note given by Mr. Keni to purchase such 3,955 shares and to give Mr. Keni a cash payment to cover Mr. Keni's estimated tax liability from such cancellation of indebtedness.

     In August 1996, Krishan Puri, Executive Vice President and a director, exercised a warrant to purchase 9,307 shares of Common Stock for a total exercise price of $1.00. Mr. Puri was granted the warrant in June 1995 in connection with his agreeing to serve on the Company's former Board of Advisors.

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending December 31, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended December 31 immediately preceding the payment date (the "Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of Common Stock based upon the average trading price of the Common Stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject. Roger Nebel, Vice President and a director of the Company, owned 48% of HISS's outstanding capital stock and will be entitled to receive 48% of the Annual Earnouts. HISS was merged with and into the Company on September 11, 1996.


                              RECENT TRANSACTIONS



SALE OF SERIES A PREFERRED STOCK



     In December 1997, the Company issued 20,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase price of $2,000,000. Net proceeds to the Company were approximately $1.8 million. Pursuant to Registration Rights Agreements with the Series A Preferred Holders (the "Preferred Registration Agreements"), the Company agreed to file on or before January 31, 1998 a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock Registration Statement"). The Series A Preferred Holders have agreed that they may convert (i) not more than one-half of the Series A Preferred Stock at any time on or after the 30th day following the Registration Effective Date; and (ii) the second one-half of the Series A Preferred Stock at any time on or after the 60th day following the Registration Effective Date. However, the Series A Preferred Holders also have agreed that they may not convert any of the Series A Preferred Stock until on or after the later of 30 days after the Registration Effective Date or February 27, 1998. The Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The conversion price for the Series A Preferred Stock (the "Series A Preferred Conversion Price") is the lesser of (i) 80% of the average closing bid price of the Company's Common Stock for the five trading days ending on the day the Company actually receives a conversion notice; or (ii) $14.50625. The Series A Preferred Conversion Price is subject to adjustment under certain circumstances. See "Description of Securities -- Series A Convertible Preferred Stock." On January 27, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market was $3.59375 per share and the average of the closing bid price of the Common Stock for the five trading days ending January 27, 1998 was $3.625 per share.



     In connection with the issuance and sale of the Series A Preferred Stock, the Company granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. These warrants to purchase an aggregate 125,000 shares of Common Stock (the "Series A Preferred Stock Warrants") will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. See "Description of Securities -- Warrants." The Series A Preferred Stock Registration Statement will cover (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (which would be 689,655 shares assuming that the Series A Preferred Holders had exercised their conversion privileges after the close of business on January 27, 1998, which would have resulted in a conversion price of $2.90 per share); (ii) 125,000 shares of Common Stock issuable upon the exercise of the Series A Preferred Stock Warrants; (iii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iv) 400,000 shares of Common Stock issuable upon the exercise of warrants granted in connection with the Debenture Sale. See "Description of Securities -- Warrants."



INSURERATE



     In January 1998, the Company formed InsureRate, Inc. ("InsureRate") for the purpose of providing Internet web development and web hosting services to entities engaged in the sale, marketing or underwriting of insurance and other financial products and services. The Company has committed to loan InsureRate up to $100,000 for the operation of InsureRate's business, including the purchase of machinery, equipment, fixtures and furnishings, leasehold improvements and other necessary business expenses and working capital needs. The unpaid principal balance of this loan will bear interest at the Applicable Federal Rate. The outstanding principal balance advanced to InsureRate plus accrued interest is payable in January 2008. InsureRate has the option to repay this loan to HomeCom in either cash or in shares of common stock of InsureRate having a value on the repayment date equal to the aggregate principal amount advanced by HomeCom to InsureRate, together with interest thereon.



     The Company, InsureRate, Jerome R. Corsi ("Corsi") and Hamilton Dorsey Alston Company ("HDA") (a licensed insurance agency) are parties to an agreement (the "Purchase Agreement") pursuant to which HDA purchased InsureRate common stock for a total purchase price of $100,000. As a result of the transaction consummated by the Purchase Agreement, all of the outstanding InsureRate Stock is, subject to the contingency described below, currently held in the following amounts: the Company owns 56.67% of InsureRate's Common Stock, HDA owns 33.33% and Corsi owns 10%.



     InsureRate has agreed to deposit the $100,000 received from HDA into an escrow account. Pursuant to an escrow agreement with a third party escrow agent, HDA has the sole and absolute discretion until 9:00 a.m. Atlanta, Georgia time on February 22, 1998, for any or no reason, to cause the escrow agent to deliver to HDA the escrowed funds, without interest, upon receipt by the escrow agent from HDA of the share certificate representing HDA's shares of InsureRate stock. These shares would be delivered to the Company resulting in the ownership by HomeCom of 90% of InsureRate's Common Stock.



     The Company and HDA concurrently entered into a shareholders agreement which, among other things, provides that: (i) the Company has a right of first refusal to purchase HDA's InsureRate stock prior to a proposed sale of such stock by HDA to a third party unaffiliated with HDA; (ii) HDA has the right to cause the Company to purchase from HDA all of HDA's InsureRate stock at a purchase price equal to $100,000 at any time, payable by HomeCom at its sole discretion either in the form of cash or shares of Common Stock of HomeCom having a value equal to $100,000; provided, however, that if HDA exercises such right within 30 days after the date on which InsureRate's Internet web site is first open for public access through the World Wide Web on the Internet, then the Company must pay the $100,000 in cash; and (iii) the Company has the right to purchase from HDA 50% of HDA's InsureRate stock at a purchase price equal to $50,000 at any time; provided that HDA may, in its sole discretion, elect to receive the purchase price either in the form of cash or shares of the Company's Common Stock.



     HDA and InsureRate also signed a Web Development and Hosting Services Agreement whereby InsureRate agreed to perform for HDA Internet web site development services for the creation of an Internet web site located on InsureRate's web servers for the marketing of group and individual insurance products according to the specifications submitted by HDA to InsureRate. Under the terms of this agreement, InsureRate will offer to HDA the right to market and advertise any other insurance products to be offered on InsureRate's web servers prior to offering that right to any other insurance agency. If HDA declines to offer any product or service on InsureRate's web site, then InsureRate may offer the right to market the product or service to any other insurance agency on its web site or any web server of InsureRate. HDA will pay a quarterly hosting fee to InsureRate not to exceed two-thirds of the revenue earned by HDA during the preceding calendar quarter from all agency and brokerage agreements between HDA and each insurer for which HDA markets and sells insurance products or services on InsureRate's web site.



     As an inducement for HDA to enter into the Web Development and Hosting Services Agreement, HomeCom granted to HDA a warrant to purchase 25,000 shares of the Company's Common Stock for an exercise price of $3.70 per share. HDA may exercise this warrant according to the following vesting schedule: (i) 8,333.33 shares are purchasable as of January 23, 1999; (ii) 8,333.33 shares are purchasable as of January 23, 2000; and (iii) 8,333.33 shares are purchasable as of January 23, 2001. This warrant expires on March 31, 2001 if not earlier exercised.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth, with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Common Stock;
(ii) each director; (iii) all executive officers and directors as a group; and
(iv) the Selling Securityholders, certain information with respect to the beneficial ownership of the Common Stock as of January 27, 1998.



                                                 PERCENTAGE    NUMBER OF                   PERCENTAGE
                                    COMMON       OF COMMON     SHARES OF      COMMON       OF COMMON
                                    STOCK          STOCK        COMMON        STOCK          STOCK
                                 BENEFICIALLY   BENEFICIALLY     STOCK     BENEFICIALLY   BENEFICIALLY
                                 OWNED BEFORE   OWNED BEFORE    OFFERED    OWNED AFTER    OWNED AFTER
NAME OF BENEFICIAL OWNER(1)      OFFERING(2)      OFFERING      HEREBY     OFFERING(2)    OFFERING(3)
---------------------------      ------------   ------------   ---------   ------------   ------------
Harvey W. Sax(4)...............     844,744         28.6%            --        844,744        25.0%
Nat Stricklen(5)...............      68,170          2.3             --         68,170         1.9
Krishan H. Puri(6).............      43,976          1.5             --         43,976         1.3
Gia Bokuchava, Ph.D.(7)........      40,059          1.4             --         40,059         1.2
Roger J. Nebel(8)..............       2,100            *             --          2,100           *
Gregory Abowd, Ph.D.(9)........       5,000            *             --          5,000           *
Carl W. Peede(10)..............          --            *             --             --           *
Norman H. Smith(11)............          --            *             --             --           *
First Granite Securities,
  Inc.(12).....................     400,000         11.9             --        400,000        10.1
Mark Germain(13)...............     350,885         11.9             --        350,885         9.9
Margery Germain(14)............     350,885         11.9             --        350,885         9.9
FTS Worldwide
  Corporation(15)..............     283,657          8.8        283,657              0           *
Euro Factors International,
  Inc.(16).....................     124,100          4.0        124,100              0           *
Beauchamp Finance(17)..........     106,371          3.5        106,371              0           *
COLBO(18)......................      88,643          2.9         88,643              0           *
Dominion Capital Fund,
  LTD.(19).....................     517,241         14.9             --        517,241        12.7
Sovereign Partners, L.P.(20)...     172,414          5.5             --        172,414         4.6
All executive officers and
  directors as a group (8
  persons).....................   1,004,049         33.9%            --      1,004,049        28.2%


---------------

* Less than 1%.
 (1) Except as otherwise noted, the street address of the named beneficial owner is Building 14, Suite 100, 3535 Piedmont Road, Atlanta, Georgia 30305.
 (2) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable. Shares of Common Stock subject to options that are currently exercisable or exercisable within sixty days of December 13, 1997 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

 (3) The percentage of Common Stock beneficially owned after the offering assumes that the Debentures are convertible into an aggregate 602,770 shares at a Conversion Price of $2.8203125 per share, which is the Conversion Price that would be effective if the Company received notice of conversion of the Debentures after the close of trading on January 27, 1998. The Conversion Price of the Debentures is variable, and the number of shares issuable upon conversion of the Debentures will increase if the average closing bid price of the Company's Common Stock is less than $3.76 per share for the three trading days immediately prior to issuance. See "Description of Securities -- Convertible Debentures."

 (4) Excludes 10,000 shares of Common Stock issuable upon the exercise of an option outstanding as of January 27, 1998 at an exercise price of $4.06 per share which is not currently exercisable and which becomes exercisable more than 60 days following the date of the date of this Prospectus.


 (5) Excludes 14,000 shares of Common Stock issuable upon the exercise of options outstanding as of January 27, 1998 at a weighted average exercise price of $4.61 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.


 (6) Excludes 25,000 shares of Common Stock issuable upon the exercise of options outstanding as of November 20, 1997 at a weighted average exercise price of $4.45 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.


 (7) Excludes 25,000 shares of Common Stock issuable upon the exercise of options outstanding as of January 27, 1998 at a weighted average exercise price of $4.45 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.


 (8) Includes 1,250 shares of Common Stock issuable upon the exercise of an option outstanding as of January 27, 1998 at an exercise price of $6.00 per share. Excludes 18,750 shares of Common Stock issuable upon the exercise of options outstanding as of January 27, 1998, at a weighted average exercise price of $5.07 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus. Also excludes an indeterminate number of shares of Common Stock which may be issued in connection with the Company's acquisition of HISS. See "Certain Transactions."


 (9) Includes 5,000 shares of Common Stock issuable upon the exercise of an option outstanding as of January 27, 1998 at an exercise price of $6.50 per share which is currently exercisable. Excludes 5,000 shares of Common Stock issuable upon the exercise of an option outstanding as of November 20, 1997 at an exercise price of $6.50 per share which is not currently exercisable and which becomes exercisable more than 60 days following the date of the date of this Prospectus.


(10) Excludes 60,000 shares of Common Stock issuable upon the exercise of options outstanding as of January 27, 1998 at a weighted average exercise price of $5.10 per share which are not currently exercisable and which become exercisable more than 60 days following the date of the date of this Prospectus.


(11) Excludes 25,000 shares of Common Stock issuable upon the exercise of options outstanding as of January 27, 1998 at a weighted average exercise price of $4.84 per share, which are not currently exercisable and which become exercisable more than 60 days following the date of this Prospectus.


(12) The address of this security holder is 1276 50th Street, Brooklyn, NY 11219. Includes 400,000 shares of Common Stock issuable upon the exercise of currently exercisable warrants at an exercise price of $4.00 per share for 200,000 of the shares of Common Stock issuable thereunder and $6.00 per share for the remaining 200,000 shares of Common Stock issuable thereunder.


(13) The address of this stockholder is 81 Main Street White Plains, NY 10601. Includes 335,052 shares of Common Stock owned by Margery Germain, the wife of Mr. Germain, as to which shares Mr. Germain disclaims beneficial ownership.


(14) The address of this stockholder is 6 Olmstead Road Scarsdale, NY 10583. Includes 15,833 shares of Common Stock owned by Mark Germain.


(15) The address of this Selling Securityholder is 24 Route de Malagnov, Geneva, Switzerland, CH 1208. Represents shares of Common Stock issuable upon conversion of an aggregate $800,000 of Debentures held by this Selling Securityholder. The number of shares of Common Stock represented as beneficially owned by this Selling Securityholder is estimated based upon an assumed Conversion Price of $2.8203125.


(16) The address of this Selling Securityholder is 140 Birmensdorferstrasse, Zurich, Switzerland, CH 8003. Represents shares of Common Stock issuable upon conversion of an aggregate $350,000 of Debentures held by this Selling Securityholder. The number of shares of Common Stock represented as beneficially owned by this Selling Securityholder is estimated based upon an assumed Conversion Price of $2.8203125.

(17) The address of this Selling Securityholder is 140 Birmensdorferstrasse, Zurich, Switzerland, CH 8003. Represents shares of Common Stock issuable upon conversion of an aggregate $300,000 of Debentures held by this Selling Securityholder. The number of shares of Common Stock represented as beneficially owned by this Selling Securityholder is estimated based upon an assumed Conversion Price of $2.8203125.


(18) The address of this Selling Securityholder is Szigetszentmiklos, Gyari Ut. Hungary H-2310. Represents shares of Common Stock issuable upon conversion of an aggregate $250,000 of Debentures held by this Selling Securityholder. The number of shares of Common Stock represented as beneficially owned by this Selling Securityholder is estimated based upon an assumed Conversion Price of $2.8203125.


(19) The address of this shareholder is Bahamas Financial Centre, Third Floor, Charlotte & Shirley Street, Nassau, Bahamas CB-13136. Represents shares of Common Stock issuable upon conversion of an aggregate 15,000 shares of Series A Preferred Stock. The number of shares of Common Stock represented as beneficially owned by this shareholder is estimated based upon an assumed Series A Preferred Conversion Price of $2.90.


(20) The address of this shareholder is Bahamas Financial Centre, Third Floor, Charlotte & Shirley Street, Nassau, Bahamas CB-13136. Represents shares of Common Stock issuable upon conversion of 5,000 shares of Series A Preferred Stock held by the shareholder. The number of shares of Common Stock represented as beneficially owned by this shareholder is estimated based upon an assumed Series A Preferred Conversion Price of $2.90.

                           DESCRIPTION OF SECURITIES


     The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, $.0001 par value, and 1,000,000 shares of preferred stock, $.01 par value. As of January 27, 1998, the Company had issued and outstanding 2,956,396 shares of Common Stock and 20,000 shares of Series A Preferred Stock. As of such date, there were 30 holders of record of shares of Common Stock and two holders of record of the Series A Preferred Stock. As of January 27, 1998, the Company had outstanding an aggregate $1,700,000 of its Debentures.


COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the Company's stockholders. Subject to the rights of any holders of preferred stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and the aggregate liquidation preference of outstanding shares of preferred stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Company's Restated Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, conversion, voting and other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.


SERIES A CONVERTIBLE PREFERRED STOCK



     The Company has designated 20,000 shares of its preferred stock as Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In transactions completed in December 1997, the Company issued 20,000 shares of the Series A Preferred Stock for aggregate consideration of $2,000,000. See "Recent Sale of Series A Preferred Stock." The shares of Series A Preferred Stock have the designations, rights and preferences described below.



  DIVIDENDS



     The holders of the Series A Preferred Stock are entitled to receive dividends pari passu, on an as-converted basis, with any dividend which shall be declared and paid upon or set aside for the Common Stock in any year, when, as, and if declared by the Board of Directors of the Company out of funds legally available for that purpose, with each share of Series A Preferred Stock being entitled to receive dividends based on the number of shares of Common Stock into which a share of Series A Preferred Stock could be converted on the record date for the dividend. Dividends shall be payable in cash, stock or otherwise in an amount not less than the per share amount, if any, of any cash, stock, or other dividend declared on the Common Stock during such fiscal year.



  LIQUIDATION RIGHTS



     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or not, the holders of Series A Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $100.00 for each outstanding share of Series A Preferred Stock (as equitably adjusted for stock splits, combinations or similar events and hereafter individually referred to as the "Original Issue Price") plus, in each case, all declared and unpaid dividends, if any (such amount being herein referred to as the "Series A Preference"). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and surplus funds distributed among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full amount of the Series A Preference, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock based upon the aggregate Original Issue Price of Series A Preferred Stock held by each holder. If, upon the occurrence of a liquidation, dissolution or winding up, after the payment to the holders of all series of Preferred Stock of the full amount of the Series A Preference, assets or surplus funds remain in the Company, all such remaining assets and surplus funds shall be distributed ratably among the holders of the Common Stock. A liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, and to include, the Company's sale of all or substantially all of its assets or the acquisition of the Company by another entity by means of merger, consolidation or reorganization (other than a merger which solely effects a change of domicile) or consolidation, where, after such merger or consolidation, less than 50% of the surviving entity is held by persons who were stockholders of the Company immediately before the merger, consolidation or reorganization.



  VOTING RIGHTS



     Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of full shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Company and shall vote together with (and not as a separate class from) holders of the Common Stock upon all other matters submitted to a vote of shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).



  CONVERSION



     Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100 divided by (b) the then-applicable Conversion Price. The Conversion Price shall equal the lesser of: (i) 80% of the average closing bid price of the Common Stock for the five trading days ending on the day the Company actually receives a conversion notice, or (ii) 100% of the closing bid price of the Common Stock on the closing date of the sale of the Series A Preferred Stock. Upon conversion, all declared and unpaid dividends on the Series A Preferred Stock shall be paid, to the extent funds are legally available therefor, either in cash or in shares of Common Stock of the Company, at the election of the Company, wherein the shares of Common Stock shall be valued at the Closing Price on the day the Company actually receives a conversion notice. The Series A Preferred Stock shall be convertible into shares of Common Stock not earlier than the following: (i) the first one-half at any time on or after the 30th day following the effective date the registration statement of which this Prospectus is a part (the "Registration Effective Date"), and (ii) the second one-half at any time on or after the 60th day following the Registration Effective Date. Notwithstanding the foregoing, the Series A Preferred Stock shall not be convertible into shares of Common Stock under any circumstances until the later of (x) 150 days after the closing date of the sale of the Debentures or (y) 30 days after the Registration Effective Date.



  ANTIDILUTION ADJUSTMENTS



     The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock is subject to adjustment for stock splits, stock dividends, any distribution payable in securities of the Company other than shares of Common Stock and provision is not made for payment of such distribution to holders of the Series A Preferred Stock on an as-converted basis or any change of the Common Stock into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision, combination or consolidation of shares provided for above).



  REDEMPTION



     The Company shall have the right to call for redemption all or any part of the outstanding Series A Preferred Stock, at any time or from time to time, including after receipt of conversion notice, prior to the issuance shares of Common Stock upon conversion of the Series A Preferred Stock. The redemption price (the "Redemption Price") for each share of Series A Preferred Stock redeemed shall be equal to (a) the sum of $100 per share, plus all accrued but unpaid dividends thereon up to the including the Redemption Date (as defined below), multiplied by (b) one hundred twenty-five (125%) percent. The Redemption Price shall be payable in cash within ten business days following the date the Company initiates the delivery of a redemption notice to the holders of Series A Preferred Stock.


CONVERTIBLE DEBENTURES

  GENERAL

     The Debentures were issued under the Debenture Agreement between the Company and the Selling Securityholders. The following summaries of certain provisions of the Debentures and the Debenture Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures and the Debenture Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus and those terms made a part of the Debenture Agreement.

     The Debentures represent general unsecured debt obligations of the Company and are convertible into Common Stock as described below under "-- Conversion of Debentures." The Debentures will mature on September 22, 2000, unless earlier converted into shares of Common Stock at the option of the holders upon written notice to the Company. Upon maturity, the Company will pay the principal amount of, and all accrued but unpaid interest on, the Debentures in cash or Conversion Shares, at its option. The Debentures bear interest from the date of original issue at the annual rate of 5%, payable on September 22, 2000.

  CONVERSION OF DEBENTURES

     The Debentures are convertible at the option of the holders. The holders have agreed, however, that they may convert (i) not more than one-third of the aggregate value of the Debentures at any time on or after the Registration Effective Date; (ii) not more than an additional one-third of the aggregate value of the Debentures at any time on or after the 30th day following the Registration Effective Date; and (iii) the final one-third of the aggregate value of the Debentures at any time on or after the 60th day following the Registration Effective Date. The Debentures are convertible into Common Stock at a conversion price (the "Conversion Price") equal to the lessor of (a) a 25% discount from the closing bid price of the Common Stock as reported by Nasdaq or other securities exchanges or markets on which the Common Stock is listed for the previous three trading days ending on the day preceding notice of conversion, or (b) $4.00 per share. The Conversion Price is subject to equitable adjustment by the Company upon the occurrence of certain events, including, but not limited to: (i) forward and reverse stock splits; (ii) dividend payments on shares of Common Stock; (iii) subdivision of shares of Common Stock; (iv) combinations or reclassifications of Common Stock; and (v) issuance of rights, warrants, options or the like. The Company is not required to issue fractional shares of Common Stock upon conversion of the Debentures; instead, the number of shares issuable shall be rounded to the nearest whole share, with the fraction paid in cash at the discretion of the Company.

  EVENTS OF DEFAULT AND REMEDIES

     An Event of Default is defined in the Debentures as being the occurrence of one or more of the following: (i) any of the representations or warranties made by the Company under the Debentures or the Debenture Agreement shall have been incorrect when made in any material respect; (ii) the Company shall fail to perform or observe in any material respect to any other covenant, term, provision, condition, agreement or obligation of the Company under the Debentures, the Registration Agreements and the Debenture Agreement, and such failure shall continue uncured for a period of seven days after written notice from the holder of the Debentures specifically describing such failure; (iii) a trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within thirty days after such appointment; (iv) any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed thirty calendar days thereafter; (v) bankruptcy reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company, and if instituted against the Company, the Company shall by any action or answer approve of, consent to or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or (vi) the Company's Common Stock is delisted from trading on The Nasdaq SmallCap(TM) Market unless it is there upon admitted to trading on a national stock exchange.

     The Debentures provide that if any Event of Default shall have occurred and be continuing, and in each and every such case, unless such Event of Default shall have been waived in writing by the Holder of the Debentures (which waiver shall not be deemed to be a waiver of any subsequent Event of Default) at the option of the Holder and in Holder's sole discretion, the Holder may consider the Debentures immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Company, and the Holder may immediately, and without expiration of any period of grace, enforce any and all of the Holder's rights and remedies provided in the Debentures or any other rights or remedies afforded by law.

  SATISFACTION AND DISCHARGE

     The Debentures will cease to be of further effect at the earlier to occur of when: (i) the Company has paid or caused to be paid the principal of, and interest on the Debentures when the same has become due and payable upon maturity; or (ii) all outstanding Debentures have been fully converted into Conversion Shares.

  MODIFICATIONS OF THE DEBENTURES

     The Debentures provide that the Debentures nor any terms thereof shall be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the holders of the Debentures.

  GOVERNING LAW

     The Debentures provide that they shall be governed by, and construed in accordance with, the laws of the State of New York.


WARRANTS


     In connection with the completion with the Company's initial public offering, the Company granted its underwriter, Ladenburg Thalman & Co. Inc., a warrant to acquire 100,000 shares of the Company's Common Stock at an exercise price of $7.20 per share. The exercise price is subject to adjustment under certain circumstances. This warrant expires on May 12, 2002 if not earlier exercised.


     In connection with the completion of the Debenture Sale, the Company issued to First Granite Securities, Inc. (the "Debenture Warrant Holder"), an entity designated by the Selling Securityholders, warrants to acquire an aggregate 400,000 shares (the "Debenture Warrants"). Of the Debenture Warrants, warrants to acquire an aggregate 200,000 shares are exercisable at a price of $4.00 per share, and warrants to acquire an aggregate 200,000 shares are exercisable at a price of $6.00 per share. The exercise price of the Debenture Warrants is subject to adjustment. If not earlier exercised, the Debenture Warrants expire on October 27, 2000.

     In connection with the completion of the sale of the Series A Preferred Stock, the Company issued the Series A Preferred Stock Warrants. The Series A Preferred Stock Warrants represent the right to acquire an aggregate 125,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase the remaining 62,500 shares having an exercise price equal to $15.825. The Series A Preferred Stock Warrants will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. The Company intends to register the shares of Common Stock issuable upon exercise of the Series A Preferred Stock Warrants together with the shares of Series A Preferred Stock. See "-- Registration Rights."



     In connection with the purchase of InsureRate common stock by HDA and as an inducement for HDA to enter into the Web Development and Hosting Services Agreement, HomeCom granted to HDA a warrant for the purchase of 25,000 shares of the unregistered Common Stock of HomeCom for an aggregate purchase price of $92,500. HDA may exercise its right to purchase such shares subject to the following vesting schedule: (i) 8,333.33 shares are purchasable as of January 23, 1999; (ii) 8,333.33 shares are purchasable as of January 23, 2000; and (iii) 8,333.33 shares are purchasable as of January 23, 2001. This warrant expires on March 31, 2001 if not earlier exercised.



REGISTRATION RIGHTS



     Pursuant to the Preferred Registration Agreements, the Company is required to file a registration statement on or before January 31, 1998 with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. If the Series A Preferred Holders had given notice of conversion after the close of trading on January 27, 1998, the Series A Preferred Conversion Price would have been $2.90 resulting in the issuance of 689,655 shares of Common Stock. Because the Series A Preferred Conversion Price is variable, the number of shares of Common Stock that are issuable upon conversion may increase significantly. The Company also intends to include in such registration statement (i) 125,000 shares of Common Stock issuable upon exercise of the Series A Preferred Stock Warrants; (ii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Company's underwriter in connection with its initial public offering; and (iii) 400,000 shares of Common Stock issuable upon exercise of warrants granted in connection with the Debenture Sale.



LIMITATIONS ON LIABILITY OF DIRECTORS


     The Company's Restated Certificate of Incorporation contains provisions which eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, other than liability for a breach of the duty of loyalty, acts or omissions not in good faith that constitute a breach of the director's duty to the Company, acts that involve intentional misconduct or a knowing violation of the law, transactions in which the director receives an improper benefit and acts or omissions for which liability is expressly provided by an applicable statute. While the Restated Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of duties to the Company, it does not eliminate those duties. Accordingly, the Restated Certificate of Incorporation should not affect the availability of equitable remedies, such as injunction or rescission, based on a director's breach of the duty of care. However, equitable remedies may not provide stockholders adequate monetary compensation for damages caused by breach of duties to the Company. The Company's Restated Bylaws contain provisions requiring the indemnification of the Company's directors and officers, and persons serving at the request of the Company as a director or officer of another corporation, to the fullest extent permitted under the Delaware General Corporation Law. These provisions do not apply to liabilities under federal securities laws. The Company believes that these Restated Certificate of Incorporation and Bylaws provisions are necessary to attract and retain qualified persons as directors and officers of the Company.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon completion of the offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined (with certain limited exceptions) as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until twelve months after the date it is adopted. Neither the Restated Certificate of Incorporation nor the Restated Bylaws of the Company contains any such exclusion, although the Board of Directors has excluded the stockholders of the Company prior to the offering from the coverage of Section 203.

                              PLAN OF DISTRIBUTION

     The Company will not receive any of the proceeds of the sale of the Conversion Shares offered hereby. The Conversion Shares may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the Conversion Shares through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the Conversion Shares for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the Conversion Shares may be deemed to be "underwriters," and any profits on the sale of the Conversion Shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     The Selling Securityholders have advised the Company that the Conversion Shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Conversion Shares may be sold by one or more of the following methods, without limitation:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the Conversion Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of such exchange; (e) face-to-face transactions between sellers and purchasers without a broker-dealer; (f) through the writing of options; and
(g) other. At any time a particular offer of the Conversion Shares is made, a revised Prospectus or Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Conversion Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the Conversion Shares covered by this Prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this Prospectus.

     To the best knowledge of the Company, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the Conversion Shares by the Selling Securityholders. There is no assurance that any Selling Securityholders will sell any or all of the Conversion Shares offered by it hereunder or that any such Selling Securityholders will not transfer, devise or gift such Conversion Shares by other means not described herein.

     The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the Conversion Shares by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Conversion Shares to engage in market-making activities with respect to the particular Conversion Shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the Conversion Shares and the ability of any person or entity to engage in market-making activities with respect to the Securities.

     Pursuant to the Registration Agreement entered into in connection with the offer and sale of the Debentures by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

     The Company has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Conversion Shares to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for the Company by Morris, Manning & Martin a Limited Liability Partnership, Atlanta, Georgia.

                                    EXPERTS

     The balance sheets as of December 31, 1995 and 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for the period from December 2, 1994 (date of incorporation) to December 31, 1994 and the years ended December 31, 1995 and 1996, included in this Registration Statement, have been included herein in reliance on the report, which includes an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Debentures and Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Debentures and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

                          HOMECOM COMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS:
Report of Independent Accountants...........................   F-2
Balance Sheets as of December 31, 1995 and 1996.............   F-3
Statements of Operations for the period from December 2,
  1994 (date of incorporation) to December 31, 1994 and the
  years ended December 31, 1995 and 1996....................   F-4
Statements of Stockholders' Equity (Deficit) for the period
  from December 2, 1994 (date of incorporation) to December
  31, 1994 and the years ended December 31, 1995 and 1996...   F-5
Statements of Cash Flows for the period from December 2,
  1994 (date of incorporation) to December 31, 1994 and the
  years ended December 31, 1995 and 1996....................   F-6
Notes to Financial Statements...............................   F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
Balance Sheets as of December 31, 1996 and September 30,
  1997......................................................  F-16
Statements of Operations for the Three and Nine Month
  Periods Ended
  September 30, 1996 and 1997...............................  F-17
Statements of Cash Flows for the Nine Months Ended September
  30, 1996 and 1997.........................................  F-18
Notes to Financial Statements...............................  F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of HOMECOM COMMUNICATIONS, INC.

     We have audited the accompanying balance sheets of HomeCom Communications, Inc. as of December 31, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from December 2, 1994 (date of incorporation) to December 31, 1994 and for the years ended December 31, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeCom Communications, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from December 2, 1994 (date of incorporation) to December 31, 1994 and for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses from operations since its incorporation and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters, as described in Note 1, include raising additional capital through a public offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          COOPERS & LYBRAND L.L.P.

Atlanta, Georgia
February 21, 1997

                          HOMECOM COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1995 AND 1996

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1995           1996
                                                              ------------   ------------
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents...................................    $129,095      $  332,377
Account receivable, net of allowance for uncollectible
  accounts of $2,485 and $106,845 as of December 31, 1995
  and 1996, respectively....................................      86,325         488,254
Other current assets........................................         148             621
                                                                --------      ----------
          Total current assets..............................     215,568         821,252
FURNITURE, FIXTURES AND EQUIPMENT, NET......................      30,015         359,260
SOFTWARE DEVELOPMENT COSTS, NET.............................          --          81,520
DEPOSITS....................................................       1,799          57,527
DEFERRED OFFERING COSTS.....................................          --         406,963
                                                                --------      ----------
          Total assets......................................    $247,382      $1,726,522
                                                                ========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
CURRENT LIABILITIES:
Accounts payable and accrued expenses.......................    $ 14,287      $  649,794
Accrued salaries and payroll taxes payable..................      25,010         309,377
Accrued vacation............................................          --          14,935
Current portion of notes payable to stockholders............          --         989,904
Current portion of note payable to bank.....................          --          13,614
Unearned revenue............................................      42,479         133,170
Current portion of obligations under capital leases.........          --          15,140
                                                                --------      ----------
Total current liabilities...................................      81,776       2,125,934
NOTE PAYABLE TO STOCKHOLDERS AND AFFILIATES.................     160,792          55,677
NOTE PAYABLE TO BANK........................................          --          47,032
OTHER LIABILITIES...........................................          --          73,424
OBLIGATIONS UNDER CAPITAL LEASES............................          --          45,124
                                                                --------      ----------
          Total liabilities.................................     242,568       2,347,191
                                                                --------      ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value at December 31, 1995; $.0001 par
  value at December 31, 1996; 1,500 shares authorized and
  1,000 shares issued and outstanding at December 31, 1995;
  15,000,000 shares authorized, 1,923,063 shares issued and
  outstanding at December 31, 1996..........................      27,706             192
Additional paid-in capital..................................          --         472,726
Subscriptions receivable....................................          --        (468,004)
Accumulated deficit.........................................     (22,892)       (625,583)
                                                                --------      ----------
          Total stockholders' equity (deficit)..............       4,814        (620,669)
                                                                --------      ----------
          Total liabilities and stockholders' equity
            (deficit).......................................    $247,382      $1,726,522
                                                                ========      ==========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
        FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION) TO DECEMBER 31, 1994 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                       DECEMBER 2 TO     YEAR ENDED      YEAR ENDED
                                                       DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                           1994             1995            1996
                                                       -------------    ------------    ------------
NET SALES:
Service sales........................................    $      --       $ 327,574       $2,112,878
Equipment sales......................................                           --          185,977
                                                         ---------       ---------       ----------
     Total net sales.................................           --         327,574        2,298,855
                                                         ---------       ---------       ----------
COST OF SALES:
Cost of services.....................................           --          59,871          546,409
Cost of equipment sold...............................           --              --          128,938
                                                         ---------       ---------       ----------
     Total cost of sales.............................           --          59,871          675,347
                                                         ---------       ---------       ----------
GROSS PROFIT.........................................           --         267,703        1,623,508
                                                         ---------       ---------       ----------
OPERATING EXPENSES:
Sales and marketing..................................        1,045         124,253          845,690
Product development..................................           --          20,239           78,887
General and administrative...........................       16,407         121,313        1,194,728
Depreciation and amortization........................           --           3,722           85,068
                                                         ---------       ---------       ----------
     Total operating expenses........................       17,452         269,527        2,204,373
                                                         ---------       ---------       ----------
OPERATING LOSS.......................................      (17,452)         (1,824)        (580,865)
OTHER EXPENSES (INCOME)
Interest expense.....................................           --           3,469           51,272
Other expense (income), net..........................           --             147           (6,554)
                                                         ---------       ---------       ----------
LOSS BEFORE INCOME TAXES.............................      (17,452)         (5,440)        (625,583)
INCOME TAXES.........................................           --              --               --
                                                         ---------       ---------       ----------
NET LOSS.............................................    $ (17,452)      $  (5,440)      $ (625,583)
                                                         =========       =========       ==========
NET LOSS PER SHARE...................................    $    (.01)      $    (.00)      $     (.33)
                                                         =========       =========       ==========
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
  OUTSTANDING........................................    1,850,447       1,850,447        1,879,696
                                                         =========       =========       ==========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
      TO DECEMBER 31, 1994 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                COMMON STOCK        ADDITIONAL                                      TOTAL
                            ---------------------    PAID-IN     SUBSCRIPTIONS   ACCUMULATED    STOCKHOLDERS'
                             SHARES      AMOUNT      CAPITAL      RECEIVABLE       DEFICIT     EQUITY (DEFICIT)
                            ---------   ---------   ----------   -------------   -----------   ----------------
ISSUANCE OF STOCK,
  December 2, 1994........      1,000   $  27,706                                                 $  27,706
Net Loss..................         --          --                                 $ (17,452)        (17,452)
                            ---------   ---------                                 ---------       ---------
BALANCE, December 31,
  1994....................      1,000      27,706                                   (17,452)         10,254
Net Loss..................         --          --                                    (5,440)         (5,440)
                            ---------   ---------                                 ---------       ---------
BALANCE, December 31,
  1995....................      1,000      27,706                                   (22,892)          4,814
Termination of S
  Corporation.............                           $(22,892)                       22,892              --
Issuance of stock.........     19,663     468,104                  $(468,004)                           100
Net Loss..................                                                         (625,583)       (625,583)
93.07-for-one stock split
  and recapitalization....  1,902,400    (495,618)    495,618
                            ---------   ---------    --------      ---------      ---------       ---------
BALANCE, December 31,
  1996....................  1,923,063   $     192    $472,726      $(468,004)     $(625,583)      $(620,669)
                            =========   =========    ========      =========      =========       =========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
          FOR THE PERIOD FROM DECEMBER 2, 1994 (DATE OF INCORPORATION)
      TO DECEMBER 31, 1994 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                                        DECEMBER 2 TO     YEAR ENDED      YEAR ENDED
                                                        DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                            1994             1995            1996
                                                        -------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss............................................      $(17,452)        $  (5,440)      $(625,583)
Adjustments to reconcile net loss to cash used in
  operating activities:
  Depreciation......................................            --             3,722          79,064
  Amortization......................................            --                --           8,666
  Provision for bad debts...........................            --             2,485         104,360
  Deferred rent expense.............................            --                --          73,424
  Change in operating assets and liabilities:
     Accounts receivable............................            --           (88,810)       (506,289)
     Other current assets...........................            --              (148)           (473)
     Deposits.......................................        (1,799)               --         (55,728)
     Accounts payable and accrued expenses..........            --            14,287         316,641
     Accrued salaries and payroll taxes payable.....            --            25,010         284,367
     Accrued vacation...............................            --                --          14,935
     Unearned revenue...............................            --            42,479          90,691
                                                          --------         ---------       ---------
     Net cash used in operating activities..........       (19,251)           (6,415)       (215,925)
                                                          --------         ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture, fixtures and equipment.......            --           (33,737)       (349,646)
Software development costs..........................            --                --         (84,182)
                                                          --------         ---------       ---------
     Net cash used in investing activities..........            --           (33,737)       (433,828)
                                                          --------         ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock............................        27,706                --             100
Payment of deferred offering costs..................            --                --         (88,096)
Proceeds from note payable..........................            --                --          70,000
Repayment of note payable...........................            --                --          (9,354)
Proceeds from notes payable to stockholders.........            --           163,497         889,904
Repayment of notes payable to stockholders..........            --            (2,705)         (5,115)
Repayment of capital lease obligations..............            --                --          (4,404)
                                                          --------         ---------       ---------
     Net cash provided by financing activities......        27,706           160,792         853,035
                                                          --------         ---------       ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...........         8,455           120,640         203,282
CASH AND CASH EQUIVALENTS at beginning of period....             0             8,455         129,095
                                                          --------         ---------       ---------
CASH AND CASH EQUIVALENTS at end of period..........      $  8,455         $ 129,095       $ 332,377
                                                          ========         =========       =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  AND NON CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest............      $      0         $   3,469       $   6,277
                                                          ========         =========       =========

     During the year ended December 31, 1996, capital lease obligations of $64,667 were incurred when the Company entered into leases on computer equipment.

   The accompanying notes are an integral part of these Financial Statements

                          HOMECOM COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  DESCRIPTION OF BUSINESS

     HomeCom Communications, Inc. (the "Company") develops and markets specialized software applications and products and provides services that enable businesses to use the Internet and Intranets to obtain and communicate important business information, conduct commercial transactions and improve business productivity. HomeCom provides Internet/Intranet services in one business segment in five integrated areas: customized software applications design, development and integration; World Wide Web site development; Internet outsourcing services; specialized Internet-enabled software products; and security consulting and integration services.

  BASIS OF PRESENTATION -- GOING CONCERN

     The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred net losses from operations since its incorporation, and has an accumulated deficit at December 31, 1996. Management believes that a public offering of its common stock and the conversion of certain debt to equity and successful commercialization of its products and services will generate the required capital necessary to continue as a going concern.

  CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, management considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  ACCOUNTS RECEIVABLE, NET

     Accounts receivable are shown net of the allowance for doubtful accounts. The allowance was $2,485 and $106,845 at December 31, 1995 and 1996, respectively.

  FURNITURE, FIXTURES AND EQUIPMENT, NET

     Furniture, fixtures and equipment are recorded at cost less accumulated depreciation, which is computed using the straight-line method over the estimated useful lives of the related assets (three to five years). Assets recorded under capital leases are amortized over the shorter of their useful lives or the term of the related leases using the straight line method. Maintenance and repairs are charged to expense as incurred. Upon sale, retirement or other disposition of these assets, the cost and the related accumulated depreciation are removed from the respective accounts and any gain or loss on the disposition is included in income.

  INCOME TAXES

     Prior to February 9, 1996, the Company qualified as an S Corporation for federal and state income tax purposes. Accordingly, no provision was made for income taxes for its operations prior to February 9, 1996.

     Individual stockholders report their share of the Company's taxable income or loss on their respective individual income tax returns. The Company's taxable income or loss allocated to the stockholders differs from book income primarily due to the use of accelerated methods for depreciating furniture, fixtures and equipment for income tax purposes.

     Effective February 9, 1996, the Company converted from an S corporation to a C corporation for income tax purposes and is, therefore, subject to corporate income taxes. Deferred income tax assets and liabilities reflect differences between the bases of the Company's assets and liabilities for financial reporting and income tax purposes. The net deferred income tax asset of approximately $236,000 at December 31, 1996 is primarily

                          HOMECOM COMMUNICATIONS, INC.

due to operating loss carryforwards generated since February 9, 1996 and is fully offset by a valuation allowance. The effect of a change in the valuation allowance that results from a change in circumstances that causes a change in judgment about the realizability of the related deferred tax asset in future years would be included in income in that period. The statements of operations include a presentation of the unaudited pro forma effects of income taxes on the Company's operations as if the Company had been subject to corporate income taxes for all periods presented.

     As a result of termination of the S Corporation in February 1996, the accumulated deficit as of that date was transferred to additional paid-in capital.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  SOFTWARE DEVELOPMENT COSTS, NET

     The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting For Costs of Computer Software To Be Sold, Leased, or Otherwise Marketed". The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. Amortization is computed on an individual product basis and is the greater of (a) the ratio of current gross revenues for a product to the total current and anticipated future gross revenues for the product or (b) the straight-line method over the estimated economic life of the product. As of December 31, 1996, software development costs were $81,520, net of $2,662 of accumulated amortization.

  DEFERRED OFFERING COSTS

     Costs in connection with the Company's public offering of securities have been deferred and will be netted against the gross proceeds of the offering. As of December 31, 1996, costs deferred totaled $406,963.

  REVENUE RECOGNITION

     The Company recognizes revenues on web page development and specialized software application contracts using the percentage-of-completion method. The percentage of completion is determined by relating the actual hours of work performed to date to the current estimated hours at completion of the respective contracts. Earned revenue is based on the percentage that incurred hours to date bear to total estimated hours after giving effect to the most recent estimates of total hours. Earned revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. If estimated total costs on any of these contracts indicate a loss, the entire amount of the estimated loss is recognized immediately. Revenues related to other services are recognized as the services are performed. Revenues from equipment sales and related costs are recognized when products are shipped to the customer. Unearned revenue, as reflected on the accompanying balance sheet, represents the amount of billings recorded on contracts in advance of work being performed.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for the Company's notes payable and capital lease obligations approximate fair value due to the short-term nature of these instruments.

                          HOMECOM COMMUNICATIONS, INC.

  ADVERTISING EXPENSES

     All advertising costs are expensed when incurred. Advertising expenses were approximately $9,000 and $211,000 for the years ended December 31, 1995 and 1996, respectively.

  LOSS PER COMMON SHARE

     Loss per common share is based on the Company's common stock and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method at the initial public offering price of $6.00 per share). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued for consideration below the assumed initial public offering price per share and stock options issued with exercise prices below such price during the twelve-month period preceding the proposed date of the initial filing of the registration statement have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods presented. All per share data has been retroactively adjusted to reflect the 93.07-for-one stock split approved by the Board of Directors on September 11, 1996 and effective September 11, 1996.

  RECENTLY ISSUED ACCOUNTING STANDARDS

     In February 1997, Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), was issued. SFAS 128 is designed to improve the earnings per share information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of earnings per share data on an international basis. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. The Company will adopt SFAS 128 on its effective date. Pro forma earnings per share of the Company computed using SFAS 128 is not different from earnings per share computed using existing standards and guidelines.

2.   FURNITURE, FIXTURES AND EQUIPMENT, NET:

     Furniture, fixtures and equipment, net, are comprised of the following as of:

                                                                   DECEMBER 31,
                                                                -------------------
                                                                 1995        1996
                                                                -------    --------
Furniture and fixtures......................................    $ 3,187    $145,066
Computer equipment..........................................     30,550     238,317
Computer equipment under capital leases.....................         --      64,667
                                                                -------    --------
                                                                 33,737     448,050
Less: accumulated depreciation and amortization.............     (3,722)    (88,790)
                                                                -------    --------
                                                                $30,015    $359,260
                                                                =======    ========

                          HOMECOM COMMUNICATIONS, INC.

3.   NOTES PAYABLE:

     Notes payable are comprised of the following as of:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1995        1996
                                                              --------   ----------
Promissory note payable to a spouse of a stockholder
  (interest accrues at 8%), payable September 1997,
  non-collateralized, payable in cash and/or through
  issuance of shares of common stock at the effectiveness of an initial public offering at the initial public offering
  price per share. The Company intends to issue shares in
  payment of the principal amount payable under the note....        --   $  200,000
Promissory notes payable to stockholders and affiliates
  (interest accrues at 8%), payable August and September
  1997, non-collateralized..................................  $100,000      789,904
Promissory note payable to a stockholder (interest accrues
  at the prime rate plus 1%), payable September 12, 2000....    60,792       55,677
Promissory note payable to a bank (interest accrues at the
  prime rate plus 1.5%), payable in 60 equal monthly
  installments through February, 2001, collateralized by
  certain trade receivables and equipment...................        --       60,646
                                                              --------   ----------
                                                               160,792    1,106,227
Less current maturities of notes payable....................        --    1,003,518
                                                              --------   ----------
                                                              $160,792   $  102,709
                                                              ========   ==========

     Future principal payments on notes payable at December 31, 1996 are as follows:

1997........................................................  $1,003,518
1998........................................................      13,903
1999........................................................      15,321
2000........................................................      72,561
2001........................................................         924

4.   COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under noncancelable operating lease agreements expiring through 2001. During 1996, the Company entered into several capital leases to purchase computer equipment.

     Future minimum lease payments under capital and operating leases are as follows as of December 31, 1996:

                                                                CAPITAL LEASES    OPERATING LEASES
                                                                --------------    ----------------
1997........................................................       $19,414           $  291,405
1998........................................................        18,659              270,461
1999........................................................        17,148              248,501
2000........................................................        14,163              241,440
2001........................................................           539               40,240
                                                                   -------           ----------
Total minimum lease payments................................        69,923           $1,092,047
                                                                                     ==========
Less amount representing interest                                   (9,659)
                                                                   -------
Present value of minimum lease payments                            $60,264
                                                                   =======

                          HOMECOM COMMUNICATIONS, INC.

     During January 1996, the Company executed a five-year lease for new office space. Future minimum annual lease payments are approximately $241,000 per year for the remainder of the lease term. The total amount of the base rent payments is being charged to expense on a straight-line method over the term of the lease. The Company has recorded a deferred credit to reflect the excess of rent expense over cash payments since inception of the lease.

     Rental expense under operating leases for the period from December 2, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996 was $1,299, $22,188 and $226,700, respectively.

     Subsequent to December 31, 1996, the Company entered into four additional capital leases for computer equipment. The future minimum payments under these leases are approximately $135,000 per year through 1999.

     The Company's software and equipment are vulnerable to computer viruses or similar disruptive problems caused by customers or other Internet users. Computer viruses or problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Moreover, customers of the Company could use computer files and information stored on or transmitted to Web server computers maintained by the Company to engage in illegal activities that may be unknown or undetectable by the Company, including fraud and misrepresentation, and unauthorized access to computer systems of others. Furthermore, inappropriate use of the Internet by third parties could also jeopardize the security of customers' confidential information that is stored in the Company's computer systems. Any such actions could subject the Company to liability to third parties. The Company does not have errors and omissions, product liability or other insurance to protect against risks caused by computer viruses or other misuse of software or equipment by third parties. Although the Company attempts to limit its liability to customers for these types of risks through contractual provisions, there can be no assurance that these provisions will be enforceable.

     Various legal proceedings may arise in the normal course of business. Management does not believe that there are currently any asserted or unasserted claims that will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

5.   CONCENTRATION OF CREDIT RISKS:

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

     The Company places its cash and cash equivalents with quality financial institutions.

     Concentration of credit risk with respect to trade receivables is monitored by the Company through ongoing credit evaluations of its customers' financial condition. The Company's sales to its five largest customers represented approximately 46% and 26% of total revenues for the years ended December 31, 1995 and 1996, respectively. The five most significant customer balances represented approximately 73% and 39% of the accounts receivable balance at December 31, 1995 and 1996, respectively. No company accounted for more than 10% of the revenues of the Company during 1996.

6.   EQUITY TRANSACTIONS:

     All share and per share amounts presented below have been adjusted to reflect the 93.07-for-one stock split effective September 11, 1996.

     During 1995, the Company issued warrants to its former Board of Advisors to purchase 37,228 shares of common stock for total consideration of $4.00. The warrants were granted at the fair market value of the common stock at the time of issuance. These warrants were exercised in August 1996.

                          HOMECOM COMMUNICATIONS, INC.

     During February 1996, the Company issued 707,332 additional shares to the previous sole stockholder, 93,070 shares to an executive officer of the Company pursuant to the exercise of options granted in connection with the founding of the Company, and 893,472 shares to four private investors.

     In August 1996, the Company sold to certain key employees an aggregate of 102,855 shares of common stock for an aggregate consideration of $468,004, payable through the issuance of promissory notes payable in four equal installments, bearing interest at 8% per annum and secured by the shares of common stock purchased therewith. Also in August 1996, the Company entered into employment agreements with such persons which provide that, assuming continued employment with the Company, for each of the first four years of employment, the Company will issue a bonus to the employee in the amount necessary to repay the annual amount due under such promissory note (plus the taxes due by the employee as a consequence of receiving such bonus). Pursuant to the terms of the employment agreements, the Company will continue to make these annual payments if the employee is terminated other than "for cause," as defined in the employment agreements. Pursuant to the terms of the subscription agreements for such shares, if the employee's employment is terminated within such four-year period, the Company has the right to repurchase that percentage of the shares purchased by the employee which shall equal the percentage of the promissory note which is not yet due, payment for such repurchase to be made by canceling the applicable outstanding amount of the promissory note. For financial reporting purposes, these notes receivable have been presented as a separate component of stockholders' equity.

     In September 1996, the Company amended and restated its Certificate of Incorporation (i) to reclassify its common stock from no par value stock to stock with a par value of $0.0001 per share, (ii) to increase the authorized shares of common stock to 15,000,000, and (iii) to authorize the issuance of 1,000,000 shares of $0.01 par value preferred stock. No preferred stock has been issued.

     In September 1996, the Board of Directors approved a 93.07-for-one stock split effected in the form of a stock dividend, whereby each common stockholder of record as of September 11, 1996 received 92.07 additional shares of common stock for each share owned as of the record date. As a result of the stock split and the above recapitalization, 1,902,400 shares were issued and $495,618 was transferred from Common Stock to Paid-in Capital. Weighted average common shares outstanding and per share amounts for all periods presented have been restated to reflect the stock split.

7.   LONG-TERM INCENTIVE PLANS:

  EMPLOYEE STOCK OPTION PLAN

     The Company's Employee Stock Option Plan (the "Stock Option Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to officers, key employees and consultants. The Company has reserved 300,000 shares of common stock for issuance under the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.

     During 1996, the Company granted options to purchase shares under the Stock Option Plan. The options vest 25% per year and expire ten years after the grant date. The exercise price of the grants was made at or above the fair market value of the stock on the grant date.

  NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Company's stockholders in September 1996. Shares of common stock may be sold or awarded to directors who are not officers or employees of the Company ("Non-Employee Directors"). The Company has reserved 300,000 shares of common stock for issuance under the Directors' Plan.

                          HOMECOM COMMUNICATIONS, INC.

     The Directors' Plan provides for the automatic granting of an option to purchase 10,000 shares of common stock to each Non-Employee Director who is first appointed or elected to the Board of Directors. Also, each Non-Employee Director is automatically granted an option to purchase 5,000 shares of common stock on the date of each annual meeting of the Company's stockholders. Furthermore, the Directors' Plan allows the Board of Directors to make extraordinary grants of options to Non-Employee Directors.

     During 1996, the Company granted options to purchase shares under the Directors' Plan. The options granted under the Directors' Plan vest 50% per year of service and expire seven years after date of grant. The exercise price of the grants was above the fair market value of the stock on the grant date.

     Options historically have been granted based on an amount greater than or equal to the fair value of the shares at the date of grant. Since no quoted market price was available prior to the Company's proposed initial public offering, the best estimate of the fair value of the stock was determined by the Board of Directors.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996: dividend yield of 0%, expected volatility of 80%, risk-free interest rate of 6.46%, and expected lives of four years for the Stock Option Plan and two years for the Directors' Plan.

     A summary of the Company's stock option plan activity and related information for the year ended December 31, 1996, is as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 1996
                                                              -------------------------
                                                                            WEIGHTED
                                                                            AVERAGE
                                                              SHARES     EXERCISE PRICE
                                                              -------    --------------
Outstanding at beginning of year............................        0           --
Granted.....................................................  229,167        $6.30
Exercised...................................................        0           --
Forfeited...................................................   (8,624)        6.19
                                                              -------
Outstanding at end of year..................................  220,543         6.30
                                                              =======
Options exercisable at year-end.............................        0           --
                                                              =======
Weighted average fair value of options granted during the
  year at the
  share's fair value........................................  $  2.86
Weighted average fair value of options granted during the
  year at above the share's fair value......................  $  1.89

     The following table summarizes information about the stock options outstanding at December 31, 1996.

                                     WEIGHTED
             NUMBER OF OPTIONS       AVERAGE
  EXERCISE    OUTSTANDING AT        REMAINING       WEIGHTED AVERAGE
   PRICES    DECEMBER 31, 1996   CONTRACTUAL LIFE    EXERCISE PRICE
  --------   -----------------   ----------------   ----------------
   $4.55           22,241              9.7               $4.55
    6.50          198,302              7.5                6.50

                          HOMECOM COMMUNICATIONS, INC.

     The Company applies APB Opinion 25 and related interpretations in accounting for its plans. For the fiscal year ended December 31, 1996, no compensation cost was recognized for its stock option plans. Had compensation cost for the Company's stock-based compensation plans been determined under the provisions consistent with FASB Statement 123, the Company's net loss and loss per share for the year ended December 31, 1996, would have been the pro forma amounts indicated below:

Net loss -- as reported.....................................    $(625,583)
Net loss -- pro forma.......................................     (676,776)
Loss per share -- as reported...............................        (0.33)
Loss per share -- pro forma.................................        (0.36)

8.   ACQUISITION:

     In August 1996, HomeCom acquired all of the outstanding capital stock of HomeCom Internet Security Services, Inc. ("HISS"), a Delaware corporation formed in July 1996 to provide Internet and Intranet security system consulting services. In the transaction, the former holders of HISS's capital stock received the right to receive their pro rata share of four annual earnout payments to be paid not later than March 31 of 1998, 1999, 2000 and 2001 (each, an "Annual Earnout"). Each Annual Earnout will be one-fourth of an amount equal to 30% of HISS's gross revenues for the 12 month period ending December 31, 1997; provided, however, that (i) the amount of each Annual Earnout will be limited to the amount of HISS's net profits for the 12-month period ended December 31 immediately preceding the payment date (the "Profit Cap"), (ii) amounts not paid in a year as a result of the Profit Cap will be carried forward to the subsequent year, and (iii) amounts not paid in the fourth year as a result of the Profit Cap will be forfeited. Each Annual Earnout can be paid in whole or in part in cash or, at HomeCom's option, in shares of common stock based upon the average trading price of the common stock for the ten trading days immediately preceding payment of the Annual Earnout. An Annual Earnout will not be paid if the recipient is then in violation of the non-solicitation and non-competition provisions contained in the Stock Purchase Agreement to which the former holders of HISS's capital stock are subject.

     HISS was formed in July 1996 and was in its start-up phase at the date of acquisition. The purchase consideration is contingent on achieving specified earnings levels in future periods and is not currently estimable. When such amounts are determinable, the consideration, if any, will be recognized and amortized over the remaining life of the intangible assets acquired.

9.   RELATED PARTY TRANSACTIONS:

     The Company has borrowed $160,792 and $1,045,581 as of December 31, 1995 and 1996, respectively, from certain of its stockholders and affiliates of its stockholders. Interest expense on these notes was $3,469 and $44,952 in 1995 and 1996, respectively.

     The Company has entered into an employment agreement with its Chief Executive Officer and principal stockholder which expires December 31, 2000.

                          HOMECOM COMMUNICATIONS, INC.

10. INCOME TAXES:

     Deferred income taxes at December 31, 1996 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1996, are as follows:

Temporary differences:
  Allowance for uncollectibles..............................  $  40,601
  Vacation accrual..........................................      5,675
  Depreciation..............................................      4,820
  Deferred rent expense.....................................     27,901
  Software development expenses.............................    (29,515)
                                                              ---------
                                                                 49,482
Net operating loss carryforward.............................    190,156
                                                              ---------
Deferred tax asset..........................................    239,638
Valuation allowance.........................................   (239,638)
                                                              ---------
Net deferred tax asset......................................  $       0
                                                              =========

     At December 31, 1996, the Company had net operating losses for income tax purposes of $500,412 which expire in 2011. Realization of these assets is contingent on having future taxable earnings. Based on the cumulative losses in recent years, management believes that it is more likely than not that some portion or all of the deferred tax asset and operating loss carryforward will not be realized and has recorded a full valuation allowance.

  PRO FORMA (UNAUDITED)

     As described in Note 1, the Company previously elected S Corporation status under the provisions of the Internal Revenue Code. In February 1996, the Company elected C Corporation status. The following unaudited pro forma information has been determined based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This information reflects income tax expense that the Company would have incurred had it been subject to Federal and state income taxes. The Company would not have a Federal and state income tax provision because of net operating loss carryforwards for all periods presented.

     The pro forma income tax benefit differs from the amounts computed by applying the Federal statutory rate of 34% to loss before taxes as follows:

                                                       DECEMBER 2 TO     YEAR ENDED      YEAR ENDED
                                                       DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                           1994             1995            1996
                                                       -------------    ------------    ------------
Tax benefit at the statutory rate....................     $ 5,934         $ 1,850        $ 212,698
State income tax, net of federal benefit.............         698             218           25,023
Permanent differences................................                                        1,917
Valuation allowance..................................      (6,632)         (2,068)        (239,638)
                                                          -------         -------        ---------
                                                          $     0         $     0        $       0
                                                          =======         =======        =========

                          HOMECOM COMMUNICATIONS, INC.

                                 BALANCE SHEETS
                 AS OF DECEMBER 31, 1996 AND SEPTEMBER 30, 1997

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1996            1997
                                                              ------------    -------------
                                                               (AUDITED)       (UNAUDITED)
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents...................................   $  332,377      $ 2,177,677
Account receivable, net of allowance for uncollectible
  accounts of $106,845 and $219,055 as of December 31, 1996
  and September 30, 1997, respectively......................      488,254          657,163
Other current assets........................................          621              636
                                                               ----------      -----------
          Total current assets..............................      821,252        2,835,476
FURNITURE, FIXTURES AND EQUIPMENT, NET......................      359,260          606,839
SOFTWARE DEVELOPMENT COSTS, NET.............................       81,520           96,128
DEPOSITS....................................................       57,527           57,530
DEFERRED DEBT ISSUE COSTS...................................           --          127,500
DEFERRED OFFERING COSTS.....................................      406,963               --
                                                               ----------      -----------
          Total assets......................................   $1,726,522      $ 3,723,473
                                                               ==========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
CURRENT LIABILITIES:
Accounts payable and accrued expenses.......................   $  649,794      $   545,373
Accrued salaries and payroll taxes payable..................      309,377          143,813
Accrued vacation............................................       14,935           14,935
Current portion of notes payable to stockholders............      989,904               --
Current portion of note payable to bank.....................       13,614           12,126
Unearned revenue............................................      133,170          157,359
Current portion of obligations under capital leases.........       15,140               --
                                                               ----------      -----------
          Total current liabilities.........................    2,125,934          873,606
CONVERTIBLE DEBENTURES, NET OF DISCOUNT OF $566,667.........           --        1,133,333
NOTE PAYABLE TO STOCKHOLDERS AND AFFILIATES.................       55,677               --
NOTE PAYABLE TO BANK........................................       47,032               --
OTHER LIABILITIES...........................................       73,424           62,420
OBLIGATIONS UNDER CAPITAL LEASES............................       45,124           49,022
                                                               ----------      -----------
          Total liabilities.................................    2,347,191        2,118,381
                                                               ----------      -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $.0001 par value, 15,000,000 shares
  authorized, 1,923,063 and 2,956,396 shares issued and
  outstanding at December 31, 1996 and September 30, 1997,
  respectively..............................................          192              296
Additional paid-in capital..................................      472,726        5,936,879
Subscriptions receivable....................................     (468,004)        (318,753)
Accumulated deficit.........................................     (625,583)      (4,013,330)
                                                               ----------      -----------
          Total stockholders' equity (deficit)..............     (620,669)       1,605,092
                                                               ----------      -----------
          Total liabilities and stockholders' equity
            (deficit).......................................   $1,726,522      $ 3,723,473
                                                               ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF OPERATIONS
     FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND 1997
                                  (UNAUDITED)

                                                THREE MONTHS ENDED         NINE MONTHS ENDED
                                                   SEPTEMBER 30,             SEPTEMBER 30,
                                              -----------------------   ------------------------
                                                1996         1997          1996         1997
                                              ---------   -----------   ----------   -----------
NET SALES:
Service sales...............................  $ 623,068   $   667,806   $1,318,675   $ 2,268,377
Equipment sales.............................     30,950        45,595      152,649        62,598
                                              ---------   -----------   ----------   -----------
     Total net sales........................    654,018       713,401    1,471,324     2,330,975
                                              ---------   -----------   ----------   -----------
COST OF SALES:
Cost of services............................    152,866       557,799      271,887     1,252,507
Cost of equipment sold......................     37,076        42,730      114,552        52,294
                                              ---------   -----------   ----------   -----------
     Total cost of sales....................    189,942       600,529      386,439     1,304,801
                                              ---------   -----------   ----------   -----------
GROSS PROFIT................................    464,076       112,872    1,084,885     1,026,174
                                              ---------   -----------   ----------   -----------
OPERATING EXPENSES:
Sales and marketing.........................    190,596       627,962      408,131     1,163,072
Product development.........................     37,242       177,961       63,823       375,977
General and administrative..................    276,963     1,381,769      664,244     2,739,374
Depreciation and amortization...............     24,887        58,225       52,835       138,832
                                              ---------   -----------   ----------   -----------
     Total operating expenses...............    529,688     2,245,917    1,189,033     4,417,255
                                              ---------   -----------   ----------   -----------
OPERATING LOSS..............................    (65,612)   (2,133,045)    (104,148)   (3,391,081)
OTHER EXPENSES (INCOME)
Interest expense............................     11,257            --       26,833        53,665
Other expense (income), net.................         --       (37,096)          --       (56,999)
                                              ---------   -----------   ----------   -----------
LOSS BEFORE INCOME TAXES....................    (76,869)   (2,095,949)    (130,981)   (3,387,747)
INCOME TAXES................................         --            --           --            --
                                              ---------   -----------   ----------   -----------
NET LOSS....................................  $ (76,869)  $(2,095,949)  $ (130,981)  $(3,387,747)
                                              =========   ===========   ==========   ===========
NET LOSS PER SHARE..........................  $    (.04)  $      (.71)  $     (.07)  $     (1.36)
                                              =========   ===========   ==========   ===========
WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING.............  1,870,156     2,956,396    1,870,156     2,483,258
                                              =========   ===========   ==========   ===========

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                            STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                ------------------------
                                                                  1996          1997
                                                                ---------    -----------
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss....................................................    $(130,981)   $(3,387,747)
Adjustments to reconcile net loss to cash used in operating
  activities:
  Depreciation..............................................       52,835        138,486
  Amortization..............................................           --         14,547
  Forgiveness of subscriptions receivable...................           --        149,251
  Provision for bad debts...................................       33,515        194,894
  Deferred rent expense.....................................       51,486        (11,004)
  Change in operating assets and liabilities:
     Accounts receivable....................................     (383,630)      (363,803)
     Other current assets...................................       (4,663)           (15)
     Deposits...............................................      (55,800)            (3)
     Accounts payable and accrued expenses..................       87,810        (81,001)
     Accrued salaries and payroll taxes payable.............      147,009       (165,564)
     Accrued vacation.......................................       29,533             --
     Unearned revenue.......................................       84,314         24,189
                                                                ---------    -----------
     Net cash used in operating activities..................      (88,572)    (3,487,770)
                                                                ---------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture, fixtures and equipment...............     (329,569)      (364,265)
Software development costs..................................      (53,245)       (29,155)
                                                                ---------    -----------
     Net cash used in investing activities..................     (382,814)      (393,420)
                                                                ---------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of deferred offering costs..........................      (63,618)      (438,867)
Payment of deferred debt issue costs........................           --       (127,500)
Proceeds of issuance of convertible debentures..............           --      1,700,000
Proceeds from note payable..................................       70,000             --
Repayment of note payable...................................       (7,487)       (48,520)
Proceeds from notes payable to stockholders.................      444,904        490,000
Repayment of notes payable to stockholders..................       (4,187)    (1,335,581)
Repayment of capital lease obligations......................           --        (33,042)
Proceeds from sale of stock, net of underwriting discounts
  and commissions...........................................          100      5,520,000
                                                                ---------    -----------
     Net cash provided by financing activities..............      439,712      5,726,490
                                                                ---------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........      (31,674)     1,845,300
CASH AND CASH EQUIVALENTS at beginning of period............      129,095        332,377
                                                                ---------    -----------
CASH AND CASH EQUIVALENTS at end of period..................    $  97,421    $ 2,177,677
                                                                =========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION AND NON
  CASH INVESTING AND FINANCING ACTIVITIES:
Cash paid during the period for interest....................    $   5,190    $    53,664
                                                                =========    ===========

     During the nine month period ended September 30, 1997, capital lease obligations of $21,800 were incurred when the Company entered into leases on computer equipment.

     During the nine month period ended September 30, 1997, the Company issued 33,333 shares of common stock in satisfaction of a $200,000 note payable to stockholder.

   The accompanying notes are an integral part of these Financial Statements.

                          HOMECOM COMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation S-X of the Securities and Exchange Commission. The accompanying unaudited financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of the financial position and results of operations of HomeCom Communications, Inc. (the "Company") for the interim periods presented. All such adjustments are of a normal and recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in this Registration Statement beginning at page F-3.

2.   STOCK OFFERING

     In May 1997, the Company completed an initial public offering of its common stock. The Company issued 1,000,000 shares at an initial public offering price of $6.00 per share. The total proceeds of the offering, net of underwriting discounts, commissions and offering expenses, were approximately $4,700,000. The Company used a portion of the proceeds from the initial public offering to repay outstanding principal amounts of approximately $1,300,000 loaned to the Company by stockholders and affiliates plus accrued interest of approximately $65,000. The Company issued 33,333 shares of common stock as payment in full of the outstanding principal balance of a $200,000 loan from an investor.

3.   ISSUANCE OF CONVERTIBLE DEBENTURES

     In September 1997, the Company issued $1,700,000 of 5% Convertible Debentures due September 22, 2000. The Debentures are convertible into shares of the Company's common stock at the lesser of (a) 75% of the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market for the three trading days preceding notice of conversion; or (b) $4.00. The number of shares issuable upon conversion of the Debentures is equal to the aggregate principal balance of the Debentures divided by the conversion price. Net proceeds to the Company from the issuance of the Debentures totaled approximately $1,500,000. Outstanding principal and interest on the Debentures is payable on September 22, 2000. The Debentures are convertible at the option of the holders. The holders have agreed, however, that they may convert (i) not more than one-third of the aggregate value of the Debentures at any time on or after the date on which this registration statement is declared effective (the "Registration Effective Date"); (ii) not more than an additional one-third of the aggregate value of the Debentures at any time on or after the 30th day following the Registration Effective Date; and (iii) the final one-third of the aggregate value of the Debentures at any time on or after the 60th day following the Registration Effective Date. Due to the beneficial conversion feature of the debentures, a portion of the proceeds ($566,667) has been allocated to additional paid-in capital. The corresponding discount on the debentures will be amortized over the period from the date the debentures first become convertible as a non-cash charge to interest expense. In connection with the issuance of the Debentures, the Company agreed to issue to a broker designated by the purchaser of the Debentures three-year warrants to acquire an aggregate 400,000 shares of Common Stock. These warrants were issued in October 1997. Of these warrants, warrants to purchase an aggregate 200,000 shares of Common Stock are exercisable at a price of $4.00 per share, and warrants to purchase the remaining 200,000 shares of Common stock are exercisable at a price of $6.00 per share. If not earlier exercised, the warrants expire on October 27, 2000.


4.   ISSUANCE OF SERIES A CONVERTIBLE PREFERRED STOCK



     In December 1997, the Company issued 20,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase price of $2,000,000. Net proceeds to the Company were approximately $1.8 million. Pursuant to Registration Rights Agreements with the Series A Preferred Holders, the Company agreed to file on or before

                          HOMECOM COMMUNICATIONS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


January 31, 1998 a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock Registration Statement"). The Series A Preferred Holders have agreed that they may convert (i) not more than one-half of the Series A Preferred Stock at any time on or after the 30th day following the effective date of the Series A Preferred Stock Registration Statement; and (ii) the second one-half of the Series A Preferred Stock at any time on or after the 60th day following the effective date of the Series A Preferred Stock Registration Statement. However, the Series A Preferred Holders also have agreed that they may not convert any of the Series A Preferred Stock until on or after the later of 30 days after the Registration Effective Date or February 27, 1998. The Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The conversion price for the Series A Preferred Stock is the lesser of (i) 80% of the average closing bid price of the Company's Common Stock for the five trading days ending on the day the Company actually receives a conversion notice; or (ii) $14.50625.



     A discount of $500,000 results from an allocation of the proceeds to the beneficial conversion feature. This discount is analogous to a dividend and will be recognized as a return to the Series A Preferred Holders over the minimum period such holders realize that return.



     In connection with the issuance and sale of the Series A Preferred Stock, the Company granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per share equal to $15.825. The Company also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. These warrants will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998.



5.   NET LOSS PER SHARE


     Net loss per common share is based on the Company's common stock and is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and warrants (calculated using the treasury stock method at the initial public offering price of $6.00 per share). Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock issued for consideration below the initial public offering price per share and stock options issued with exercise prices below such price during the twelve-month period preceding the date of the initial filing of the registration statement have been included in the calculation of common shares, using the treasury stock method, as if they were outstanding for all periods presented. All per share data has been retroactively adjusted to reflect the 93.07-for-one stock split approved by the Board of Directors on September 11, 1996 and effective September 11, 1996.


6.   INCOME TAXES


     There was no provision for or cash payment of income taxes for the nine months ended September 30, 1997 and 1996, respectively, as the Company anticipates a net taxable loss for the year ended December 31, 1997, and, prior to February 9, 1996, the Company qualified as a S Corporation for federal and state income tax purposes.

======================================================

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN SO AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................       3
Forwarding-Looking Statements..........       6
Risk Factors...........................       7
Use of Proceeds........................      15
Price Range of Common Stock............      15
Dividend Policy........................      15
Selected Financial Data................      16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................      18
Business...............................      24
Management.............................      34
Certain Transactions...................      41
Recent Transactions....................      42
Principal and Selling Stockholders.....      45
Description of Securities..............      48
Plan of Distribution...................      54
Legal Matters..........................      55
Experts................................      55
Available Information..................      55
Index to Financial Statements..........     F-1


======================================================
======================================================

                                    HOMECOM
                                COMMUNICATIONS,
                                      INC.

                                     UP TO

                                    850,000

                                   SHARES OF
                                  COMMON STOCK

                            ISSUABLE UPON CONVERSION
                           OF AN AGGREGATE $1,700,000
                               OF 5% CONVERTIBLE
                                   DEBENTURES

                              --------------------
                                   PROSPECTUS
                              --------------------

                                          , 1998


======================================================

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $ 2,021.67
Nasdaq SmallCap Market additional listing fee...............    8,500.00
Accountants' fees and expenses..............................   30,000.00
Legal fees and expenses.....................................   45,000.00
Blue Sky fees and expenses..................................    5,000.00
Transfer Agent's fees and expenses..........................      500.00
Printing and engraving expenses.............................    2,500.00
Miscellaneous...............................................    1,478.33
                                                              ----------
Total expenses..............................................  $95,000.00
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law (the "DGCL") permits a corporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Delaware corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Restated Certificate of Incorporation (the "Restated Certificate") exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

     The Company's Restated Certificate of Incorporation and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the DGCL.

     Notwithstanding any provisions of the Company's Restated Certificate of Incorporation and Restated Bylaws to the contrary, the DGCL provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following list describes sales by the Registrant of securities in the past three years which were not registered under the Securities Act.

     During the period from its formation in December 1994 through August 1996, the Registrant has issued the securities set forth below which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). All share amounts have been adjusted to reflect the Registrant's September 1996 recapitalization and 93.07 for 1 stock split.

          1. In December 1994, in connection with the incorporation of the Registrant, the Registrant issued and sold to its sole stockholder 93,070 shares of Common Stock for $27,706.

          2. In February 1996, in connection with the recapitalization of the Registrant, the Registrant issued and sold 707,332 shares of Common Stock to its President, Chief Executive Officer and sole stockholder for a total purchase price of $760.

          3. In February 1996, the Registrant issued and sold 93,070 shares of Common Stock to its Senior Vice President for a total purchase price of $10 upon the exercise of stock options granted in connection with the founding of the Registrant.

          4. Pursuant to a privately negotiated transaction with five investors, the Registrant issued and sold to four of the investors in February 1996 an aggregate of 893,472 shares of Common Stock for a total purchase price of $96, and issued and sold to three of the investors in February, March and May 1996 promissory notes in the aggregate principal amount of $499,904. In May 1997, pursuant to the terms of such promissory notes, the Registrant issued a total of 33,333 shares of Common Stock to the holders of such notes in partial repayment of the principal amounts owed thereunder.

          5. In August 1996, the Registrant issued an aggregate of 37,228 shares of Common Stock to four members of its former Board of Advisors upon exercise of warrants, for a total purchase price of $4.00.

          6. In August 1996, the Registrant issued and sold an aggregate of 102,855 shares of Common Stock to six of its employees for a total purchase price of $468,004.22, paid through delivery of 8% promissory notes, payable 25% per year, secured by the shares purchased thereby.

          7. In August 1996, in connection with the Registrant's acquisition of all of the stock of HomeCom Internet Security Services, Inc., a Delaware corporation ("HISS"), the Registrant and the stockholders of HISS entered into a Stock Purchase Agreement which provides that the Registrant may, at its option, issue shares of its Common Stock as all or part of the earnout payments to be paid to such former stockholders pursuant to the Stock Purchase Agreement.

          8. In September 1996, the Registrant granted stock options (i) to three directors under its Non-Employee Directors Stock Option Plan to purchase an aggregate of up to 30,000 shares of Common Stock and (ii) to 24 employees under its Stock Option Plan to purchase an aggregate of up to 79,167 shares of Common Stock.


          9. In September 1997, the Registrant issued and sold 5% convertible debentures (the "Debentures") to four private investors for an aggregate purchase price of $1,700,000. The Debentures were issued pursuant to the terms of a 5% Convertible Debenture Purchase Agreement dated effective as of September 19, 1997 (the "Debenture Agreement"). Outstanding principal and interest on the Debentures is payable on September 22, 2000. The Debentures are convertible at the option of the holders. The holders of the Debentures have agreed, however, that they may convert (i) not more than one-third of the aggregate value of the Debentures at any time on or after the sooner of the date on which this registration statement is declared effective (the "Registration Effective Date") or December 26, 1997; (ii) not more than an additional one-third of the aggregate value of the Debentures at any time on or after the sooner of the 30th day following the Registration Effective Date or January 25, 1998; and (iii) the final one-third of the aggregate value of the Debentures at any time on or after the sooner of the 60th day following the Registration Effective Date or February 24, 1998. As a result of these agreements, two-thirds of the aggregate value of the Debentures are convertible at the option of the holders immediately as of the date of this Prospectus and the balance of the Debentures will become convertible on February 24, 1998. The Debentures are convertible at a conversion price (the "Conversion Price") which is the lesser of (a) 75% of the average closing bid price of the Common Stock as represented by Nasdaq or on other securities exchanges or markets on which the Common Stock is listed for the three trading days ending on the day preceding notice of conversion, or (b) $4.00. The number of shares issuable upon conversion of the Debentures is equal to the aggregate principle balance of the Debentures divided by the Conversion Price. The Conversion Price is subject to adjustment under certain circumstances. See "Description of Securities -- Convertible Debentures". On December 13, 1997, the closing price of the Common Stock, which is quoted on the Nasdaq SmallCap(TM) Market under the symbol "HCOM," was $8.0625 per share. In connection with the issuance of the Debentures, the Registrant granted to an entity designated by the investors aggregate warrants to acquire 400,000 shares of Common Stock, with warrants to acquire 200,000 of such shares exercisable at a price of $4.00 per share and warrants to acquire the remaining 200,000 of such shares exercisable at a price of $6.00 per share. If not earlier exercised, these warrants expire on October 27, 2000.


          10. In December 1997, the Registrant issued 20,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock") to private investors (the "Series A Preferred Holders") for an aggregate purchase price of $2,000,000. Net proceeds to the Registrant were approximately $1.8 million. Pursuant to Registration Rights Agreements with the Series A Preferred Holders (the "Preferred Registration Agreements"), the Registrant agreed to file on or before January 31, 1998 a registration statement covering the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Series A Preferred Stock Registration Statement"). The Series A Preferred Holders have agreed that they may convert (i) not more than one-half of the Series A Preferred Stock at any time on or after the 30th day following the effective date of this registration statement (the "Registration Effective Date"); and (ii) the second one-half of the Series A Preferred Stock at any time on or after the 60th day following the Registration Effective Date. However, the Series A Preferred Holders also have agreed that they may not convert any of the Series A Preferred Stock until on or after the later of 30 days after the Registration Effective Date or February 27, 1998. The Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the quotient of (a) the product of the number of shares of Series A Preferred Stock being converted multiplied by $100.00 divided by (b) the then-applicable conversion price. The conversion price for the Series A Preferred Stock (the "Series A Preferred Conversion Price") is the lesser of (i) 80% of the average closing bid price of the Registrant's Common Stock for the five trading days ending on the day the Registrant actually receives a conversion notice; or (ii) $14.50625. The Series A Preferred Conversion Price is subject to adjustment under certain circumstances. On January 27, 1998, the closing bid price of the Common Stock on the Nasdaq SmallCap(TM) Market was $3.59375 per share and the average of the Closing bid price of the Common Stock for the five trading days ending January 27, 1998 was $3.625 per share.



          In connection with the issuance and sale of the Series A Preferred Stock, the Registrant granted warrants to the Series A Preferred Holders to acquire an aggregate of 75,000 shares of Common Stock, with warrants to purchase 62,500 shares of Common Stock having an exercise price per share equal to $14.50625 and warrants to purchase 12,500 shares of Common Stock having an exercise price per share equal to $15.825. The Registrant also granted 50,000 warrants to a placement agent at an exercise price of $15.825 per share. These warrants to purchase an aggregate 125,000 shares of Common Stock (the "Series A Preferred Stock Warrants") will expire on December 31, 2000 and are eligible to be exercised at any time on or after June 23, 1998. The Series A Preferred Stock Registration Statement will cover (i) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (which would be 689,655 shares assuming that the holders of the Series A Preferred Stock had exercised their conversion privileges after the close of business on January 27, 1998 which would have resulted in a conversion price of $2.90 per share); (ii) 125,000 shares of Common Stock issuable upon the exercise of the Series A Preferred Stock Warrants;
     (iii) 100,000 shares of Common Stock issuable upon the exercise of warrants granted to the Registrant's underwriter in connection with its initial public offering; and (iv) 400,000 shares of Common Stock issuable upon the exercise of warrants granted in connection with the Registrant's sale of the Debentures.


     The sales and issuance of shares listed above were exempt from registration under the Securities Act by virtue of Sections 4(2) and 3(b) thereof and in reliance on Rule 701 and Regulation D promulgated thereunder. The recipients of the above-described securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate restrictive legends were affixed to stock certificates and warrants issued in such transactions.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   1.1   Form of Underwriting Agreement.*
   3.1   Restated Certificate of Incorporation of the Registrant.*
   3.2   Restated Bylaws of the Registrant.*
   3.3   Certificate of Designation of Series A Convertible Preferred
         Stock.
   4.1   See Exhibits 3.1 and 3.2 for provisions of the Restated
         Certificate of Incorporation and Bylaws of the Registrant
         defining rights of the holders of Common Stock of the
         Registrant.*
   4.2   Specimen Stock Certificate.*
   4.3   Form of Warrant.*
   5.1   Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
         Registrant, as to the legality of the shares being
         registered.***
  10.1   HomeCom Communications, Inc. Stock Option Plan and form of
         Stock Option Certificate.*
  10.2   HomeCom Communications, Inc. Non-Employee Directors Stock
         Option Plan and form of Stock Option Certificate.*
  10.3   Employment Agreement between the Registrant and Harvey W.
         Sax, dated January 1, 1996.*
  10.4   Form of Employment Agreement entered into between the
         Registrant and each of its executive officers except Harvey
         W. Sax.*
  10.5   Lease Agreement between Property Georgia OBJLW One
         Corporation and the Registrant dated January 22, 1996.*
  10.6   Lease and Services Agreement between Alliance Greensboro,
         L.P. and the Registrant, dated June 25, 1996.*
  10.7   Business Alliance Program Agreement between Oracle
         Corporation and the Registrant, dated May 30, 1996, together with the Sublicense Addendum, Application Specific
         Sublicense Addendum, Full Use and Deployment Sublicense
         Addendum and License Transfer Policy, each dated May 30,
         1996.*
  10.8   Network Enrollment Agreement between Apple Computer, Inc.
         and the Registrant, effective May 1996.*
  10.9   Member Level Agreement between Microsoft Corporation and the
         Registrant, effective May 1996.*
  10.10  Master Agreement for Internet Services and Products between
         BBN Planet Corporation and the Registrant, dated February 1,
         1996.*
  10.11  Authorized Business Partners Agreement between BBN Planet
         Corporation and the Registrant, dated May 14, 1996.*
  10.12  Stock Purchase Agreement between the Registrant and the stockholders of HomeCom Internet Security Services, Inc.,
         dated August 31, 1996.*
  10.13  Form of Promissory Notes issued by the Registrant and held by Mark Germain.*
  10.14  Form of Promissory Notes issued by the Registrant and held by Esther Blech and the Edward A. Blech Trust.*
  10.15  Marketing Associate Solution Alliance Agreement dated
         February 6, 1997 between the Registrant and Unisys
         Corporation.*

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  10.16  Marketing Associate Agreement dated February 6, 1997 between the Registrant and Unisys Corporation.*
  10.17  Letter agreement dated January 16, 1997 between the
         Registrant, David A. Blech, Esther Blech and the Edward A.
         Blech Trust.*
  10.18  HomeCom Communications, Inc. Employee Stock Purchase Plan.*
  10.19  5% Convertible Debenture Purchase Agreement dated effective
         September 19, 1997 between the Registrant, Euro Factors
         International, Inc., Beauchamp Finance, FTS Worldwide
         Corporation and COLBO.***
  10.20  Form of 5% Convertible Debenture issued by the Registrant and held by Euro Factors International, Inc., Beauchamp
         Finance, FTS Worldwide Corporation and COLBO.***
  10.21  Registration Rights Agreement dated effective September 19,
         1997 between the Registrant, Euro Factors International,
         Inc., Beauchamp Finance, FTS Worldwide Corporation and
         COLBO.***
  10.22  Letter agreement dated September 23, 1997 between the
         Registrant, Euro Factors International, Inc., Beauchamp
         Finance, FTS Worldwide Corporation and COLBO.***
  10.23  Letter agreement dated October 27, 1997 between the
         Registrant, Euro Factors International, Inc., Beauchamp
         Finance, FTS Worldwide Corporation and COLBO.***
  10.24  Form of Warrant to purchase 200,000 shares of Common Stock at an exercise price of $4.00 per share issued by the
         Registrant to First Granite Securities, Inc.***
  10.25  Form of Warrant to purchase 200,000 shares of Common Stock at an exercise price of $6.00 per share issued by the
         Registrant to First Granite Securities, Inc.***
  10.26  Form of Securities Purchase Agreement between the
         Registrant, Sovereign Partners, L.P. and Dominion Capital
         Fund, LTD. dated as of December 23, 1997.
  10.27  Form of Registration Rights Agreement between the
         Registrant, Sovereign Partners, L.P. and Dominion Capital
         Fund, LTD. dated as of December 23, 1997.
  10.28  Form of Warrant to purchase 18,750 shares of Common Stock issued by the Registrant to Sovereign Partners, L.P.
  10.29  Form of Warrant to purchase 56,250 shares of Common Stock issued by the Registrant to Dominion Capital Fund, LTD.
  10.30  Common Stock Purchase Agreement dated January 23, 1998 by and among InsureRate, Inc., the Registrant, Jerome R. Corsi and Hamilton Dorsey Alston Company.
  10.31  Escrow Agreement dated as of January 23, 1998 by and among
         InsureRate, Inc., Hamilton Dorsey Alston Company, the
         Registrant, Jerome R. Corsi and SunTrust Bank, Atlanta.
  10.32  Shareholders Agreement dated January 23, 1998 by and among
         Hamilton Dorsey Alston Company, the Registrant and
         InsureRate, Inc.
  10.33  Web Development and Hosting Services Agreement dated January
         23, 1998, by and among InsureRate, Inc. and Hamilton Dorsey
         Alston Company.
  10.34  Form of Warrant to purchase 25,000 shares of Common Stock for an aggregate purchase price of $92,500 by the Registrant to Hamilton Dorsey Alston Company.
  10.35  Loan Agreement dated January 23, 1998 by and between
         InsureRate, Inc. and the Registrant.
  10.36  Form of Master Note issued by the Registrant to InsureRate,
         Inc.
  21.1   List of Subsidiaries.
  23.1   Consent of Coopers & Lybrand L.L.P.
  23.2   Consent of Morris, Manning & Martin, L.L.P. (included in
         Exhibit 5.1).***

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
  24.1   Powers of Attorney (included on signature page).
  27.1   Financial Data Schedule (for SEC use only).**

---------------

  *Incorporated herein by reference to exhibit of the same number in the Form
   S-1 Registration Statement of the Registrant (Registration No. 333-12219). **Incorporated herein by reference to exhibit of the same number in the Form
   10-Q/A of the Registrant filed with the Commission on December 18, 1997.

***Previously filed.


ITEM 17.  UNDERTAKINGS

     (a) The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1993 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 29th day of January, 1998.


                                          HOMECOM COMMUNICATIONS, INC.


                                          By:      /s/ HARVEY W. SAX
                                          --------------------------------------
                                                       Harvey W. Sax
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey W. Sax and Norman H. Smith, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                    TITLE                          DATE
                ---------                                    -----                          ----
           /s/ NORMAN H. SMITH              President and Chief Executive Officer     January 29, 1998
           as Attorney-In-Fact              (Principal Executive Officer) and
------------------------------------------  Director
              Harvey W. Sax

           /s/ NORMAN H. SMITH              Executive Vice President and Director     January 29, 1998
           as Attorney-In-Fact
------------------------------------------
              Nat Stricklen

           /s/ NORMAN H. SMITH              Executive Vice President and Director     January 29, 1998
           as Attorney-In-Fact
------------------------------------------
             Krishan H. Puri

           /s/ NORMAN H. SMITH              Chief Technical Officer and Director      January 29, 1998
           as Attorney-In-Fact
------------------------------------------
           Gia Bokuchava, Ph.D.

           /s/ NORMAN H. SMITH              Vice President and Director               January 29, 1998
           as Attorney-In-Fact
------------------------------------------
              Roger J. Nebel

           /s/ NORMAN H. SMITH              Chief Financial Officer                   January 29, 1998
------------------------------------------
             Norman H. Smith

           /s/ NORMAN H. SMITH              Director                                  January 29, 1998
           as Attorney-In-Fact
------------------------------------------
              Gregory Abowd